As filed with the Securities and Exchange Commission on May 26, 2004

Registration No. 333-114681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT No. 1
TO

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEANIC EXPLORATION COMPANY

(Exact name of small business issuer in its charter)

Delaware	1330	84-0591071
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification Number)

7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330

(Address and telephone number of principal executive offices and principal place of business)

CHARLES N. HAAS, PRESIDENT
OCEANIC EXPLORATION COMPANY
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Name, address and telephone number of agent for service)

Copies of communications to:
RICHARD T. BEARD, ESQ.
PAUL H. SHAPHREN, ESQ.
Callister Nebeker & McCullough
Gateway Tower East, Suite 900
10 East South Temple
Salt Lake City, UT 84133
(801) 530-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum	Amount of
Title of Each Class of	Dollar Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Unit	Price (1)	Fee
Common Stock, $.0625 par	$2,150,660	$.22	$2,150,660	$272.49 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o)

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2004
PROSPECTUS

OCEANIC EXPLORATION COMPANY

9,772,728 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

• Oceanic Exploration Company (referred to as “Oceanic Exploration” or “we”) is distributing non-transferable, irrevocable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on May 28, 2004.

• You will receive 0.3161043 subscription rights for each share of common stock you owned on May 28, 2004, rounded up to the next whole subscription right. Each whole subscription right entitles you to purchase one share of common stock for $.22. You must own Oceanic’s common stock at the official offering date to participate in this rights offering.

• If you exercise all of your subscription rights, you may elect to purchase additional shares at the same price. The exercise of such over-subscription privilege is non-transferable and irrevocable. NWO Resources, Inc., our principal stockholder, has stated its intention to exercise its subscription rights, thereby purchasing 8,051,963 shares, and has also indicated that it may purchase any additional shares that are not subscribed for by other stockholders. NWO Resources, Inc. is considered to be acting as the underwriter of the rights offering. It is, however, not obligated to exercise its subscription rights or to purchase additional shares.

• The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Mountain Daylight Time, on July 1, 2004. Common stock issued upon exercise of the rights will be delivered within 15 business days after the expiration of the rights offering. We reserve the right to extend the rights offering up to an additional 30 days and to cancel the rights offering at any time. If the rights offering is terminated, any funds you paid will be refunded within 15 business days. There is no minimum that we must sell in order to complete the offering. The rights offering is being made on an “any” or “all” basis. This means that Oceanic Exploration may accept any subscription received, and you will not have the right to receive a refund of funds you pay, even if all 9,772,728 shares of common stock offered are not subscribed for in the rights offering.

• The subscription rights may not be sold or transferred. The last sale price of our common stock on May 21, 2004 as reported by the OTC Bulletin Board was $.42.

The exercise of the subscription rights involves substantial risk. For a discussion of certain factors that should be considered in evaluating an investment in the securities offered, see “Risk Factors” beginning on page 6.

		Discount and
	Subscription Price	Commissions	Net Proceeds(1)
Per Share	$.22	None	$.22
Total(2)	$2,150,000	None	$2,150,000

(1)	Before deducting estimated expenses of the offering of $150,000 payable by us.

(2)	Up to 3,000 additional shares of common stock may be issued solely in connection with the rounding up of shares, if any. If these shares are issued in full the Net Proceeds will be $2,150,660.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 1, 2004

Oceanic Exploration’s subsidiary, Petrotimor Companhia de Petroléos, S.A.R.L. (“Petrotimor”) was granted a concession by Portugal, to explore for oil and gas in the Timor Sea, between East Timor and Australia. Oceanic Exploration and Petrotimor have filed a lawsuit, including charges of civil Racketeer Influenced Corrupt Organizations Act (RICO) and antitrust violations against ConocoPhillips and commercial authorities established by the governments of Australia, Indonesia and East Timor. The complaint alleges bribery of government officials as well as theft and conversion pertaining to our oil and gas rights in the Timor Sea. We will spend a majority of the net proceeds from the rights offering pursuing our legal claims for damages of at least $10.5 billion, which could be trebled under the applicable laws.

No person is authorized to give any rights offering information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Oceanic Exploration since the date hereof or that the information contained by reference herein is correct as of any time subsequent to its date.

For California Residents:

This rights offering is limited to stockholders who satisfy the following suitability standards:

(i)	the stockholder has a net worth of $200,000 or more (exclusive of home, furnishings and automobile); or

(ii)	the stockholder has at least $50,000 of annual gross income and $75,000 of liquid net worth.

PROSPECTUS SUMMARY

     This section answers in summary form some questions you may have about Oceanic Exploration and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “If You Would Like More Information.”

QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION

What is Oceanic Exploration?

     We were established in December 1968 as a Delaware corporation and historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected areas of the world. The term “concession” means exploration, development and production rights with respect to a specific area. After we buy those rights, we conduct exploration activities on that property, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We are not currently conducting exploration activities, and we do not expect to receive any revenue from oil and gas properties in 2004.

     One of our oil and gas properties is located in an area between East Timor and Australia. It is a concession that was granted by Portugal and has been and is being disputed. Third parties, including ConocoPhillips, are currently developing the Bayu-Undan field in the area covered by our disputed concession. According to the 2000 Annual Report of Petroz N.L., which was acquired by ConocoPhillips in December 2000, there are proven reserves of 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible. In August of 2001 we issued a Statement of Claim out of the Federal Court of Australia against the Commonwealth of Australia and ConocoPhillips and other parties. In 2003 the Australian Federal Court ruled that it lacked the jurisdiction to hear the claims we made. We appealed the decision but in February of 2004 we determined that the most appropriate venue, under the circumstances, would be the United States and therefore the appeal was discontinued. In March 2004, we filed a lawsuit in the United States District Court for the District of Columbia against ConocoPhillips and its affiliates and commercial authorities established by the governments of Australia, Indonesia and East Timor, alleging that they have damaged us by their theft and conversion of our oil and gas resources within our disputed 14.8 million-acre concession. Currently, we are actively pursuing the suit.

     During each of the three month periods ended March 31, 2004 and 2003, we incurred expenses of $621,601 and $186,896, respectively, on these claims. For the years ended December 31, 2003 and 2002, we spent $1,640,606 and $1,412,994, respectively, for the same purpose. We will spend a majority of the net proceeds from the rights offering pursuing these claims. We expect that expenses relating to the claims will continue to be significant until our litigation is resolved.

     We provide management services to various entities with which our Chairman of the Board of Directors and Chief Executive Officer is affiliated. We provide management, administrative and bookkeeping services to San Miguel Valley Corporation (“San Miguel”), management, administrative and professional services to Cordillera Corporation (“Cordillera”) and consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities, for Harvard International Resources Ltd. (“HIRL”).

     Substantially all of our revenue for the three months ended March 31, 2004 and the year ended December 31, 2003 came from services provided to San Miguel, Cordillera and HIRL. Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% mark up on that total to cover the administrative expenses. The services are provided to HIRL for a flat fee of $2,500 per month.

Where are we located?

     Our principal executive offices are located at

Oceanic Exploration Company
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330

Who controls Oceanic Exploration?

     NWO Resources Inc., (“NWO”) owns approximately 82.39% of our outstanding shares of common stock. NWO is a holding company incorporated in Ohio. NWO’s primary holding is an investment in Ohio Gas Company, a natural gas distribution company that provides natural gas services to customers over several counties in Northwest Ohio. Our Chief Executive Officer and Chairman of the Board of Directors, James N. Blue, is Chairman of the Board of Directors and President of Cordillera Corporation, the major stockholder of NWO. He is also Chairman of the Board of Directors and President of NWO. Through affiliates, Mr. Blue indirectly beneficially holds a majority of the common stock of Cordillera Corporation.

     If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If no other stockholders exercise their rights and NWO purchases all shares of common stock not purchased by other stockholders, NWO could control approximately 86.62% of the issued common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

     A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.

What is a subscription right?

     We are distributing to you at no charge 0.3161043 subscription rights for every share of our common stock that you owned as a holder of record on May 28, 2004. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our common stock for $.22. When you “exercise” a subscription right that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights. Only you may exercise your subscription rights.

What is the basic subscription privilege?

     The basic subscription privilege of each whole subscription right entitles you to purchase one share of our common stock at a subscription price of $.22.

What is the over-subscription privilege?

     We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at a subscription price of $.22 per share.

What are the limitations on the over-subscription privilege?

     If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the exercise of their basic subscription privilege. NWO, our principal stockholder, has stated its intention to exercise its basic subscription rights and may purchase any additional shares that are not subscribed for by other stockholders in the rights offering, to the extent such shares are available. It has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so. NWO is considered to be acting as the underwriter of the rights offering.

Why are we engaging in a rights offering and how will the proceeds be used?

     We are making this rights offering with the intention of raising up to approximately $2,150,000. A majority of the proceeds from the rights offering will be used to pursue our claims and the claims of our subsidiary, Petrotimor Companhia de Petroléos, S.A.R.L. (which we refer to in this prospectus as “Petrotimor”), against ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas. These claims allege theft and conversion of oil and gas resources within our disputed 14.8 million acre Timor Gap concession. We may also borrow money from NWO for these purposes, using the terms of the Promissory Note (Line of Credit) that currently exists. We will use the proceeds to repay these borrowings first. The remaining proceeds will be used to fund future operations. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us.

What is the Board of Directors’ recommendation regarding the rights offering?

     We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

How many shares may I purchase?

     You will receive 0.3161043 subscription rights for each share of common stock that you owned on May 28, 2004. We will not distribute fractional subscription rights but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $.22. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. In your subscription agreement, you may request to purchase as many additional shares as you wish for $.22 per share. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested in your subscription agreement. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

How did we arrive at the $.22 per share subscription price?

     Independent members of our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. The $.22 subscription price was based on the strategic alternatives available to us for raising capital, the lack of trading volume in our stock, the market price of our common stock before and after the announcement of the rights offering, our business prospects and general conditions in the securities markets.

How do I exercise my subscription rights?

     You must properly complete the attached subscription agreement and deliver it to Oceanic Exploration before 5:00 p.m., Mountain Daylight Time on July 1, 2004 (the “Expiration Date”). The address for Oceanic Exploration is on page 1.

How do I pay for my shares?

     Your subscription agreement must be accompanied by proper payment by certified check, or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Oceanic Exploration Company” for each share that you wish to purchase pursuant to both your basic and over-subscription privileges.

How long will the rights offering last?

     You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Mountain Daylight Time, on the Expiration Date of July 1, 2004, the subscription rights will expire. We may, in our discretion, decide to extend the rights offering up to an additional 30 days.

What if my shares are not held in my name?

     If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

     If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering.

After I exercise my subscription rights, can I change my mind and cancel my purchase?

     No. Once you send in your subscription agreement and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $.22 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.22 per share.

Is exercising my subscription rights risky?

     The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Risks associated with our common stock include the following:

•	we have incurred material net losses;

•	we have no oil and gas operations or revenues;

•	we were unsuccessful in our original suit brought in Australia in that the court found it did not have jurisdiction to hear our case;

•	we voluntarily withdrew our appeal of the jurisdiction issue in the Australian case;

•	we are incurring significant costs and negative cash flow in connection with legal claims related to our East Timor concession;

•	we may not recover any damages in our current suit and all of the legal fees that we spend on the suit may be of no value to us;

•	we have been unsuccessful to date, in obtaining recognition of the East Timor concession;

•	our principal stockholder controls us.

     Risks specific to the rights offering include the following:

•	the offering price was not based on an independent valuation by outside sources and our stock price may decline below the offering price;

•	your percentage ownership of Oceanic Exploration may be diluted in the offering;

•	you will not earn interest on funds tendered on subscription;

•	the proceeds of the rights offering may not be sufficient to satisfy all of our capital needs.

     You should carefully consider the risks described under the heading “Risk Factors,” beginning on page 6.

Must I exercise any subscription rights?

     No. You are not required to exercise your subscription rights or take any other action.

What happens if I choose not to exercise my subscription rights?

     You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of Oceanic Exploration that you own will diminish, and your voting and other rights will be diluted.

Can I sell or give away my subscription rights?

     No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable by operation of law such as to the estate of a recipient upon the death of the recipient.

What happens to my rights if I sell or transfer my shares after the record date and prior to exercising my subscription rights?

     You may exercise your rights even if you have sold or transferred your shares of common stock after the record date and prior to exercising your subscription rights. Your subscription rights will not be forfeited.

What are the Federal Income Tax consequences of exercising my subscription rights?

     The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor.

When will I receive my new shares?

     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares within 15 business days after the Expiration Date, which Expiration Date may be extended up to 30 days.

Can the Board of Directors extend or cancel the rights offering?

     Yes. The Board of Directors may decide to extend the rights offering up to an additional 30 days or cancel the rights offering at any time, on or before July 1, 2004, for any reason. If the rights offering is cancelled, any funds you paid will be refunded within 15 business days.

How much money will Oceanic Exploration receive from the rights offering?

     We are making this rights offering with the intent to raise approximately $2,150,000 by offering 9,772,728 shares of stock at $.22 per share. We are offering shares in the rights offering with no minimum purchase requirement. The rights offering is being made on an “any” or “all” basis, which means that Oceanic Exploration may accept any subscription received even if all 9,772,728 shares of common stock offered are not subscribed for in the rights offering. As a result, there is no assurance we will be able to sell all or any of the shares being offered. However, NWO, our principal stockholder, has indicated its intention to exercise fully its basic subscription rights and may purchase any additional shares that are not subscribed for by other stockholders. NWO is, however, not obligated to exercise its basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so.

How many shares will be outstanding after the rights offering?

     The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 9,772,728 shares of common stock. In that case, we will have approximately 40,688,882 shares of common stock outstanding after the rights offering.

How do the “penny stock” rules affect my ability to resell shares after exercising my rights in the rights offering?

     Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The burdens imposed upon stockbrokers under the penny stock rules discourage stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

What if I have more questions?

     If you have more questions about the rights offering, please contact our Corporate Secretary, Janet A. Holle, at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 or by telephone at (303) 220-8330.

SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. You should read the data in conjunction with the financial statements, related notes and other financial information included therein.

	Quarter Ended
	March 31		Year Ended
	(Unaudited)		December 31
Statement of Earnings Data	2004	2003	2003	2002
Revenue	$208,178	$126,740	$561,529	$675,912
Costs & Expenses	1,028,134	490,359	2,995,521	2,693,446
Income (Loss) from continuing operations before Income Taxes	(817,232)	(337,376)	(2,412,147)	(2,051,799)
Net Income (Loss)	(817,232)	(500,464)	(2,714,967)	(2,621,442)
Earnings (Loss) per Share of Common Stock	(0.026)	(0.016)	(0.088)	(0.085)

	March 31, 2004
	(Unaudited)		December 31, 2003
		As
Balance Sheet Data	Actual	Adjusted(1)	Actual
Net working capital	($505,919)	$1,494,081	$309,087
Total assets	1,129,922	3,129,922	1,485,696
Stockholders’ equity (deficit)	(494,189)	1,505,811	323,043

(1)	As adjusted to give effect to the sale of 9,772,728 shares of common stock hereby at an assumed offering price of $.22 per share and the application of the estimated proceeds. Use “Use of Proceeds” and “Capitalization”.

RISK FACTORS

     Investing in our common stock involves substantial risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to exercise your subscription rights and purchase our common stock.

Risk Factors Relating to the Offering of Subscription Rights

     The market price of our common stock may decline. We cannot assure you that the public trading market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock goes below $.22, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price.

     Determination of the subscription price was not based on an independent valuation and may not be the true value of the shares. The terms and conditions of the rights offering, including the subscription price, was not based on an independent valuation of Oceanic Exploration. The $.22 subscription price was based on the market price of our common stock before and after the announcement of the rights offering, the lack of trading volume in our stock, our business prospects and the general conditions in the securities markets. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of Oceanic Exploration or our common stock. See “Determination of Offering Price.”

     You will not be able to revoke your exercise of subscription rights. Once you exercise your subscription rights, you may not revoke the exercise.

     Your percentage ownership of Oceanic Exploration may be diluted. If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of our stock relative to stockholders who fully exercise their subscription rights. For example, if you own 390,000 shares of common stock before the rights offering, or approximately 1.3% of our equity and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then the percentage ownership represented by your 390,000 shares will be reduced to approximately .96%.

     You may not be able to sell your shares of common stock immediately upon expiration of the rights offering. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered within 15 business days after the July 1, 2004 expiration of the rights offering, which may be extended up to 30 days.

     The rights offering may be cancelled and funds returned without interest. If we elect to cancel the rights offering, we will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments.

     You will not earn interest on any funds delivered to us to exercise the rights. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

     The rights offering may not satisfy our need for capital. We intend to raise approximately $2,150,000 by making this rights offering, but no assurance can be given that we will be able to do so. Because there is no established minimum purchase requirement, we may complete the rights offering without having raised the full $2,150,000. If we do not raise the full $2,150,000, our ability to pursue the East Timor suit may be limited and we may not be able to fund the ongoing operations to the extent contemplated in this prospectus. Other than our promissory note with NWO, which allows us to borrow up to $2,000,000, we do not have any commitments for raising either debt or equity capital. We cannot assure you that the funds from this rights offering will be sufficient to fund operations and pursue the East Timor suit to its conclusion. Even if all of the $2,150,000 is raised in this rights offering, we will likely need more capital to fund our operations during or through 2005. This is because we are unable to estimate when we will conclude the lawsuit. Assuming that the lawsuit continues into 2005, we may need additional capital to fund litigation costs. Such additional financing will present additional risks to our stockholders, depending on the price and terms attached to such funding. See “Use of Proceeds.”

Risk Factors Relating to Oceanic Exploration

     We have suffered recurring material net losses. We have suffered recurring material net losses and losses from operations during the most recent interim period and in recent fiscal years. Net losses for the quarters ended March 31, 2004 and 2003 were $817,232 and $500,464 respectively. Net losses for the years ended December 31, 2003 and 2002 were $2,714,967 and $2,621,442 respectively. Our stockholders’ equity has decreased from $3,038,010 as of December 31, 2002 to a deficit position of $494,189 at March 31, 2004. We expect to continue to have significant losses during the remainder of 2004.

     Our only significant revenue in fiscal years 2002 and 2003 and the first quarter of 2004 was from management services to related parties. We provide management and other services to San Miguel, Cordillera and HIRL. The contracts with each entity do not provide for an end date but most do contain a clause requiring 60 days termination notice. Each of these companies is a related party. There is no assurance that the contracts will continue in the future.

     We currently have no oil and gas operations or revenues but have increasing costs associated with exploration activities, which are primarily legal expenses related to our disputed concession in East Timor. We have not generated any material revenues from oil and gas operations for the past five fiscal years and there is no assurance that oil and gas revenue will be generated in the future. We are currently actively pursuing legal claims related to our disputed oil and gas concession in the Timor Gap between East Timor and Australia. During the each of the three month periods ended March 31, 2004 and 2003, we incurred expenses of $621,601 and $189,896 respectively pursuing these claims. For the years ended December 31, 2003 and 2002, we spent $1,640,606 and $1,412,994 respectively pursuing these claims. We will spend a majority of the net proceeds from the rights offering pursuing these claims. We expect that expenses relating to the claims will continue to be significant until our litigation is resolved. These expenses have been recorded as exploration expenses in the accompanying statements, and will continue to be recorded in the same manner in 2004.

     We may be unsuccessful with respect to our pending legal proceedings and pursuit of commercial opportunities in East Timor. No government of East Timor has recognized our concession in East Timor other than Portugal, which granted the concession in December 1974 when East Timor was under its administrative control.

     Oceanic and Petrotimor brought suit in the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established by the Timor Gap Treaty, and the ConocoPhillips companies operating in the area. We claimed that the Timor Gap Treaty and the related legislation of the Australian Parliament was void or invalid for a number of reasons. On February 3, 2003 the Federal Court of Australia issued an adverse decision in the suit. It ruled that it lacked the jurisdiction to hear our claims. On May 6, 2003 it also ruled that it lacked jurisdiction relating to claims of misuses of confidential information. We subsequently sought leave to appeal to the High Court. The appeal was discontinued on February 6, 2004 when we determined that the most appropriate venue, under the circumstances, would be in the United States of America. The Federal Court’s decision to dismiss the underlying action without prejudice was therefore allowed to stand.

     Our current lawsuit against ConocoPhillips and others (which we refer to as the “East Timor Suit”) has been brought in the United States District Court for the District of Columbia. The complaint was filed on March 1, 2004. This case, in general, involves the allegations bribery of government officials and theft and conversion relating to the hydrocarbon resources, by ConocoPhillips and others, that rightly belong to Oceanic and Petrotimor. In order to recover compensation for damages we have suffered, we must be successful in our current litigation either through a judgment or settlement. There is no assurance we will be successful in the suit.

     If we are unsuccessful in our legal proceedings, do not receive damages for our claims, and do not achieve recognition in East Timor, we may have no further interest in East Timor and will have incurred substantial legal and other expenses over a protracted period of time in trying to protect our rights. The parties involved in the legal proceedings have substantial resources and we expect them to contest our claims. While we believe there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. Ultimately, we must obtain a final judgment or settlement of the suit or achieve recognition of our rights by the new government in East Timor in order to recover the benefits of our concession in East Timor.

     We are not currently conducting discussions with East Timor government officials regarding our application to expand our East Timor concession. Unless there is a change in the current government in East Timor, it is unlikely that we will pursue the application. At this time, we are unable to assess the outcome of both the suit and the recognition of our concession with the current government of East Timor. See “Legal Proceedings.”

     Even if we are successful in obtaining recognition and entitlement to the benefits of the concession, the ultimate value of the concession cannot be determined at this time.

     We face significant competition. The defendants in the East Timor Suit have far greater resources than we have. We may not be able to fund the litigation to conclusion or settle the litigation on terms favorable to us: however, we intend to make every effort to do so.

     The oil and gas industry is competitive, and we must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas and mineral exploration and development programs substantially exceeds the available supply, and we compete with other exploration and development companies of far greater means for the available funds. There is no independent competition for the management services activities, but each of the related parties to which we provide those services could elect to have their own employees provide those services.

     Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced which may make it difficult for investors to sell their shares. Our common stock is penny stock as defined by the Exchange Act. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The inability of institutional investors to trade our common stock and the additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

     Our business in the oil and gas industry is subject to price volatility and foreign risks. Oil and gas exploration activities, especially in foreign areas, are subject to a wide variety of risks that affect not only the concessions themselves but also their sale ability (whether of partial interests or otherwise) to third parties. The industry is also subject to fluctuations in the price of and the demand for oil and gas.

     Our foreign operations are subject to risks such as nationalization, jurisdictional disputes, civil unrest, taxation and price and demand fluctuations. Our oil and gas concessions are generally located in territories controlled by foreign governments. As a result the concessions may be subject to the following risks:

•	potential expropriation or nationalization of concessions or facilities by foreign governments

•	jurisdictional disputes between foreign governments concerning areas in which our concessions are located

•	civil unrest or significant political changes in foreign countries in which we hold concessions

•	taxation by foreign governments of our income derived within their jurisdiction or other forms of tax combined with uncertainties over the availability in the United States of foreign tax credits for taxes actually paid to foreign governments

•	application of foreign procedural or substantive laws

•	fluctuations in the price of and the demand for oil and gas

     Certain of our properties, including those in Greece, Taiwan and the East Timor Gap, are subject to current disputes between foreign governments that have essentially precluded development of those properties. There is no assurance that such disputes will be resolved in a timely manner.

     At the current time, we do not intend to pay dividends on the common stock. We use all available funds for working capital purposes and have never paid a dividend. We do not anticipate paying dividends at the current time. Any future payment of dividends by us is subject to the discretion of the Board of Directors.

     Our principal stockholder controls us. Our principal stockholder, NWO currently owns 82.39% of our common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If no other stockholders exercise their rights and NWO purchases all shares of common stock not purchased by other stockholders, NWO will control approximately 86.62% of the issued common stock. In such event, NWO would increase its ownership and all of our current shareholders, except for NWO, would be diluted in percentage ownership of Oceanic Exploration. Our Chairman of the Board of Directors and Chief Executive Officer, Mr. Blue, is Chairman of the Board of Directors, President and the indirect beneficial owner of a majority of the common stock of Cordillera Corporation, which is the major stockholder of NWO. Mr. Blue is the Chairman of the Board and President of NWO.

     There are conflicts of interest between us and our management and their affiliates. There have been material transactions between us and our management and their affiliates, some of which cannot be deemed to have been the result of arm’s length negotiations. We provide services to Cordillera Corporation and San Miguel Valley Corporation and, until March 31, 2003 when services were terminated by mutual agreement, Points Four World Travel, Inc. James N. Blue, our Chairman of the Board of Directors and Chief Executive Officer, is affiliated with each of these corporations. In addition, Mr. Blue receives officers’ fees of $5,000 per month for his services as Chairman of the Board of Directors and Chief Executive Officer. He is President and a director of NWO and Chairman of the Board of Directors, President and an indirect beneficial owner of a majority of the common stock of Cordillera Corporation, a related party, and a principal source of our current management revenue. Mr. Blue’s son, Karsten Blue, performs services for us on the East Timor project on a monthly basis for which we pay his employer, Cordillera Corporation, up to $67,470 per year. Karsten Blue provided and will continue to coordinate various activities relating to the East Timor situation. We also have a $2,000,000 promissory note establishing a line of credit with NWO, our principal stockholder, which was established on March 9, 2004. The terms were not negotiated at arm’s length. We lease our office building in Englewood, Colorado from a company indirectly owned and controlled by Mr. Blue. On June 30, 2003, we sold our employment operations that provided services consisting of executive search, professional and technical placement, human resources consulting site management and contract staffing to affiliates of Mr. Blue. See “Certain Relationships and Related Transactions” for further information about these conflicts.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. You can identify these statements by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information and are based on certain assumptions and analyses made by Oceanic Exploration in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as uncertainties in cash flow, expected time and costs of litigation, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, fluctuations in the economic environment and other such matters, many of which are beyond our control. You are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

ABOUT THE RIGHTS OFFERING

     Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 6.

Reason for the Rights Offering

     We are making this rights offering with the intention of raising up to approximately $2,150,000. A majority of the proceeds from the rights offering will be used to pursue our claims against ConocoPhillips and others regarding Petrotimor’s oil and gas concession in the Timor Gap. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us. See “Risk Factors — Risk Factors Associated with the Offering of Subscription Rights - Our need for capital may not be satisfied by the rights offering.”

The Subscription Rights

     We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on May 28, 2004. We are giving you 0.3161043 subscription rights for each share of common stock that you owned on May 28, 2004. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $.22. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Mountain Daylight Time, on the Expiration Date. After that date, the subscription rights will expire and will no longer be exercisable. There is no minimum that we must sell to complete the offering. The rights offering is being made on an “any” or “all” basis, which means that we may accept any subscription received even if all 9,772,728 shares of common stock offered are not subscribed for in the rights offering.

Basic Subscription Privilege

     Each subscription right entitles you to receive one share of common stock upon payment of $.22 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege within 15 business days after July 1, 2004, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

     Subject to the allocation described below, each subscription right also grants each stockholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription rights in full.

     If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided in your subscription agreement. When you send in your subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing stockholders purchased through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription agreement, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges.

     For example, if after the exercise of the basic subscription rights (1) there remain 150,000 shares of common stock that were not subscribed for pursuant to basic subscription rights, (2) two stockholders each indicated that they wished to acquire additional common stock pursuant to the over-subscription privilege, (3) the first stockholder oversubscribed for 150,000 shares and the second stockholder oversubscribed for 200,000 shares and each tendered payment for that number of shares and (4) the first stockholder acquired 100,000 shares pursuant to its full basic subscription rights and the second stockholder acquired 200,000 shares pursuant to its full basic subscription rights, then the first stockholder would be entitled to one-third or 50,000 shares pursuant to the over-subscription privilege and the second stockholder would be entitled to two-thirds or 100,000 shares pursuant to the over-subscription privilege.

     We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

     As soon as practicable after the Expiration Date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares within 15 business days after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares to stockholders who are affected by state securities laws, if any, and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest within 15 business days after the Expiration Date. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to Oceanic Exploration as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

     NWO, our principal stockholder, has stated its intention to fully exercise its basic subscription rights and, if the rights offering is under subscribed, it may purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. It has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is not obligated to exercise its basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

No Recommendations

     We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

     The rights will expire at 5:00 p.m., Mountain Daylight Time, on the expiration date of July 1, 2004 (“Expiration Date”), unless we decide to extend the rights offering up to an additional 30 days. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if we receive your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment.

Cancellation Right

     Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If we cancel the rights offering, any funds you paid will be refunded within 15 business days, without interest.

Non-transferability of Subscription Rights

     Except in the limited circumstance described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

     Notwithstanding the foregoing, your rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Exercise of Subscription Rights

     You may exercise your subscription rights by delivering to us on or prior to the Expiration Date:

•	a properly completed and duly executed subscription agreement; and

•	payment in full of $.22 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

     You should deliver your subscription agreement and payment to us at

Oceanic Exploration Company
Attention: Courtney Cowgill, Chief Financial Officer
7800 East Dorado Place, Suite 250
Englewood, Colorado 80111
(303) 220-8330

     We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

Method of Payment

     Payment for the shares must be made by certified check, bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Oceanic Exploration Company.” Payment will be deemed to have been received by us only upon receipt by us of any certified check or bank draft drawn upon a U.S. bank, or any postal, telegraphic or express money order.

     Sufficient mailing time should be allowed for the subscription agreement and payment to be received by us before the Expiration Date at 5:00 p.m., Mountain Daylight Time, July 1, 2004, after which time the rights will be void and valueless.

Shares Held for Others

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the subscription agreement and submit it to us with the proper payment.

     If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

     If you do not specify the number of shares of common stock being subscribed for in your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that we receive from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1)	to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

(2)	to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

(3)	to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

     We will not issue shares of common stock in the rights offering to California residents who do not meet the suitability requirements described on page ii. State securities laws require an offering to be registered or exempt in each state where the offering is made. We believe we have complied with the registration or exemption requirements in all states where we know stockholders reside. If you are resident in another jurisdiction, we will not be required to issue common stock to you pursuant to the rights offering if we are advised by our counsel that the cost of compliance with the local securities laws will substantially exceed your basic subscription amount.

Our Decision Is Binding

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

     Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.22 per share.

Rights of Subscribers

     Your exercise of rights in this rights offering will give you no additional rights as a stockholder until the shares you have purchased in the rights offering are deemed issued to you.

Shares of Common Stock Outstanding After the Rights Offering

     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 40,688,882 shares of common stock will be issued and outstanding. This would represent an approximate 32% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

     No commissions or similar remuneration may be paid in connection with the rights offering. You are responsible for paying any taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic Exploration will not pay these expenses.

Important

     Please carefully read the instructions accompanying the subscription agreement and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your subscription agreement, and you bear the risks associated with such delivery. If you choose to deliver your subscription agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to us prior to the Expiration Date.

IF YOU HAVE ANY QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions, you should contact

Oceanic Exploration Company
Attention: Janet A. Holle, Corporate Secretary
7800 East Dorado Place, Suite 250
Englewood, Colorado 80111
Tel: (303) 220-8330

PLAN OF DISTRIBUTION

     On or about June 1, 2004, we will distribute the subscription rights and copies of this prospectus to all holders of record of our common stock as of May 28, 2004. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it with payment for the shares, to us at the address on page 12. See “About the Rights Offering-Exercise of Subscription Rights.” If you have any questions, you should contact Janet A. Holle, our Corporate Secretary, at the telephone number and address listed above.

     We are offering the shares of common stock offered pursuant to this rights offering directly to holders of our common stock.

     NWO, our principal stockholder, has stated its intention to exercise its subscription rights, thereby purchasing 8,051,963 shares, and has also indicated that it may purchase any additional shares that are not subscribed for by other stockholders. It is, however, not obligated to exercise its subscription rights or to purchase additional shares. NWO has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is considered to be acting as the underwriter of the rights offering. NWO will receive no discounts or commissions on its purchases. There are no discounts and commissions to be allowed or paid to dealers. We have not entered into any agreement to indemnify NWO against any underwriter liability arising under the Securities Act.

FEDERAL INCOME TAX CONSIDERATIONS

General

     The following summarizes the material federal income tax consequences to you as a United States stockholder of Oceanic Exploration as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

     This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the “Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on the distribution date. The distribution would be taxed as a dividend to the extent made out of Oceanic Exploration’s current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights in that situation would result in a capital loss.

Taxation of Stockholders

     Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

     Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

RESALE OF COMMON STOCK

     Upon completion of the rights offering, assuming all rights are exercised, we will have approximately 40,688,882 shares of common stock outstanding. Subject to applicable state securities laws, stockholders who are not “affiliates” of Oceanic Exploration may generally resell, without restriction, the common stock acquired pursuant to the exercise of their rights. Stockholders who are deemed to be “affiliates” of Oceanic Exploration may resell common stock acquired pursuant to the exercise of their rights only pursuant to Rule 144 under the Securities Act or in a transaction otherwise exempt from registration under the Securities Act and subject to applicable state securities laws.

     NWO currently own 25,472,489 shares. It has stated its intention to exercise its subscription rights in full for an additional 8,051,963 shares. In addition, it may purchase any additional shares that are not subscribed for by other stockholders in the rights offering. NWO has no current intent to distribute any common stock it acquires pursuant to this offering. If it determines to sell all or a part of that common stock, it may do so at the market price through transactions with brokers or dealers or through one or more privately negotiated transactions. NWO will be required to deliver a prospectus in connection with any such sales. It is an affiliate of Oceanic Exploration for purposes of Rule 144 under the Securities Act. Accordingly, the resale of common stock acquired by it will be subject to the limitations set forth in Rule 144 with respect to amounts of securities sold by an affiliate and the manner of sale unless the common stock is sold by it in a transaction otherwise exempt from registration under the Securities Act and other applicable securities laws.

USE OF PROCEEDS

     Our current expectations about the use of the proceeds from this offering if the rights offering is fully subscribed are illustrated below. We have no firm agreement concerning items listed and no binding budget has been established. If less than the full rights offering is subscribed for, we will pay the costs of the offering and apply any additional available funds in approximately the proportion indicated below. The amounts stated herein are approximate only and the actual expenditures may vary from the estimates.

     The Gross Proceeds do not take into account an additional $660 that would be raised if up to 3,000 additional shares of common stock are issued in connection with the rounding up of shares. The estimated costs of offering include professional fees incurred in the preparation of this prospectus and printing, copying and miscellaneous expenses. We believe the amount under “Fund Future Operations” should be sufficient to fund our operations, including those of Petrotimor, into 2005. The need for additional funds in 2005 is contingent upon the duration of the lawsuit. Assuming that the lawsuit continues through 2005, we may need to secure additional funding during that year.

     On March 9, 2004, we established a line of credit with NWO to fund our operations prior to the completion of the rights offering. As of June 1, 2004, nothing was outstanding under the line of credit. We expect to draw down an amount of approximately $100,000 before the closing of the rights offering. The line of credit provides for interest on the outstanding balance at 2% over the U.S. Bank prime-lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured promissory note that is due upon the earlier of the following: (i) obtaining alternative financing in an amount of not less than $2,000,000, or (ii) resolution the East Timor Suit to the benefit of Oceanic Exploration for an amount not less than $2,000,000 or (iii) March 8, 2005. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated.

     General and administrative costs include payroll, rent, officer and director fees and other general and administrative costs.

     The following table illustrates our current expectations as to the use of the proceeds from this offering if the rights offering is fully subscribed.

Application of Funds

Gross Proceeds	$2,150,000
Cost of Offering	(150,000)

Net Proceeds	$2,000,000

Repay Line of Credit	$100,000
Fund Future Operations:
Net payroll cost(1)	218,319
Rent, officer and director fees(2)	252,636
Other general and administrative costs	142,955
East Timor Suit Expenses	1,286,090

Net Proceeds	$2,000,000

     (1) Net payroll cost reflects salaries, benefits, taxes and related costs for our nine employees during the period from August 2004 through December 2005, less anticipated management fee revenue for this period. Of the nine employees, three are involved in management/legal affairs, three in finance or accounting, two in property management and one in administration.

     (2) Rent reflects office rent and equipment lease payments during the period from August 2004 through December 2005 totaling $142,136. Officer and director fees reflects for this same period reflects officer fees to Mr. James N. Blue of $5,000 per month and directors fees of $500 per month to three non-employee directors.

     We reserve the right to allocate our resources in a different manner if necessary or appropriate.

DETERMINATION OF OFFERING PRICE

     The independent members of our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. In establishing the $.22 per share subscription price, the directors considered the following factors in establishing the subscription price:

•	strategic alternatives available to us for raising capital, such as debt financing, merger or acquisition with another entity, sale of a portion of our assets, a loan from our major stockholders or another affiliated entity, or private placements of equity to affiliates or third parties;

•	market price of our common stock before and after the announcement of the rights offering;

•	the lack of trading volume in our stock; and

•	our business prospects and general conditions in the securities markets.

     The $.22 subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, asset values, current financial condition, or any other established criteria for value.

     We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the $.22 per share subscription price as an indication of the value of Oceanic Exploration or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $.22 per share. On May 21, 2004, the last reported sale price of our common stock was $.42 per share.

BUSINESS OF OCEANIC EXPLORATION

     Oceanic Exploration was incorporated as a Delaware corporation in December 1968. With our subsidiaries, Oceanic Exploration International Properties Company (“OIPC”) and Petro Timor Companhia de Petroleos, SA (“Petrotimor”), we historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected locations around the world. The term “concession” means exploration, development and production rights with respect to a specific area. Rights may be created by agreement with a government, governmental agency or corporation. After we buy those rights, we conduct exploration activities on that property, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We did not conduct any exploration activities and did not receive any material revenue from oil and gas properties in the three months ended March 31, 2004 or in the year ended December 31, 2003. We are currently actively pursuing legal claims arising from the oil and gas concession granted by Portugal in the Timor Gap between East Timor and Australia.

     Oceanic Exploration also provides management services to various entities with which our Chairman of the Board of Directors and Chief Executive Officer is affiliated. We provide:

•	Management, administrative and bookkeeping services to San Miguel Valley Corporation (“San Miguel”),

•	Management, administrative and professional services to Cordillera Corporation (“Cordillera”), and

•	Consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities for Harvard International Resources Ltd. (“HIRL”).

     Together, these management services provided substantially all of our revenue for the first quarter of 2004 and in the fiscal year of 2003.

     As of March 31, 2004, we had nine permanent employees in Colorado who provide services to the oil and gas operations and/or management services to San Miguel and Cordillera. The corporate offices are located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111, and the telephone number is (303) 220-8330.

     Mr. James N. Blue is Chairman of Oceanic Exploration and also serves as Chairman of the Board of Directors and President of NWO. NWO owns approximately 82.39% of Oceanic Exploration common stock. Mr. Blue is also Chairman of the Board of Directors, President and indirect beneficial owner of a majority of the common stock of Cordillera, the major stockholder of NWO.

OPERATIONS

Litigation

     One of Oceanic Exploration’s oil and gas properties is located in the Timor Sea between East Timor and Australia. It is a concession that was granted by Portugal and has been and is being disputed. Third parties, including ConocoPhillips, are currently developing the Bayu-Undan field in the area covered by the disputed concession. According to the 2000 Annual Report of Petroz N.L., which was acquired by ConocoPhillips in December 2000, there are proven reserves of 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible. In August 2001, Oceanic Exploration and Petrotimor issued a Statement of Claim out of the Federal Court of Australia against the Commonwealth of Australia and ConocoPhillips and other parties. In 2003, the Australian Federal Court ruled that it lacked the jurisdiction to hear the claims. Oceanic Exploration and Petrotimor appealed the decision, but in February of 2004, they determined that the most appropriate venue under the circumstances would be the United States, and therefore, the appeal was discontinued. In March 2004, Oceanic Exploration and Petrotimor filed a lawsuit against ConocoPhillips and commercial authorities established by the governments of Australia, Indonesia and East Timor in the United States District Court for the District of Columbia. The complaint alleges that they have damaged Oceanic and Petrotimor by their theft, and conversion of oil and gas resources within the disputed 14.8 million-acre concession in the Timor Sea. Please refer to “Legal Proceedings”. Preparation of a lawsuit and the related legal appeal in connection with our Petrotimor litigation has been the primary cause of major expenditures for the first quarter of 2004 and the fiscal year of 2003. We anticipate that the U.S. lawsuit will be our primary cause of expenditures for the remainder of 2004.

Management Services

     We provide bookkeeping, administrative and day-to-day management services to San Miguel, a real estate company. We also provide management, professional and administrative services to Cordillera, a holding company. Our management is responsible for the day-to-day management of real estate and general aviation activities of Cordillera. Starting in the third quarter of 2003, our subsidiary Petrotimor began providing exploration and consulting services to HIRL, a related company. This contract differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month. These contracts for management services have no contractual termination date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring sixty days termination notice.

     Until August 31, 2002, when services were terminated by mutual agreement, we provided management services to Global Access Telecommunications, Inc. (“Global Access”), an Internet access service provider. Oceanic Exploration also provided bookkeeping and tax return services to Points Four World Travel, Inc., a holding company, until those services were terminated at March 31, 2003. Our Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations.

Management Fee Revenue

	Quarter
	Ended
	March 31,		Year Ended		Year Ended
	2004		December 31,		December 31,
Company	(Unaudited)		2003		2002
San Miguel Valley Corporation	$112,855	54%	$276,645	49%	$180,000	27%
Cordillera Corporation	87,793	42%	276,645	49%	360,000	53%
Points Four World Travel	0	0%	739	0%	1,782	0%
Global Access	0	0%	0	0%	134,130	20%
Harvard International Resources, Ltd.	7,500	4%	7,500	2%	0	0%

Total Management Fee Revenue	$208,178		$561,529		$675,912

     Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% mark up on that total to cover the administrative expense. This charge is calculated annually and readjusted at year-end. All expenses are billed at cost. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

     Through August 31, 2002, Karsten Blue, son of our Chairman of the Board of Directors and Chief Executive Officer, performed management services for Global Access, which accounted for approximately 20% of total revenue for 2002. Those relationships were terminated on September 1, 2002 when we no longer performed management services for Global Access, nor employed Karsten Blue.

     Currently, Karsten Blue, an employee of Cordillera, coordinates various activities relating to the East Timor situation, including coordinating with investigators in connection with the litigation and meeting with business and governmental advisors. Karsten Blue does not devote his full time to the Oceanic’s business. On September 1, 2002, we entered into a Service Agreement with Cordillera. This contract, as amended, states that we compensate and reimburse Cordillera for Karsten Blue’s services at the rate of $1,298 per week, not to exceed $67,470 per year, and for any out-of-pocket business expenses incurred in connection with these activities. These business expenses were immaterial in the three months ended March 31, 2004, and the 2003 and 2002 fiscal years.

Oil and Gas

     We are not currently conducting any oil and gas exploration or production activities. We did not receive any material revenue from oil and gas properties in the first quarter of 2004 or the twelve months in 2003. Other than the potential recovery of damages from the Timor Gap concession, we are currently not conducting any activities that would result in material oil and gas revenue in 2004.

     When exploration or production activities occur, we conduct operations directly or through subsidiaries. Historically, when a discovery of oil or gas occurs, we will pursue the development of reserves and the production of oil or gas to the extent considered economically feasible by farming out, or selling, a portion of our interest in the discovery to finance development. Property interests are located in the North Aegean Sea, offshore Greece, in the East China Sea and in the Timor Gap that lies between East Timor and Australia. Since 1994, we have not been able to participate in exploration and development in any of these areas for various reasons.

     We have generally undertaken exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. Such arrangements do not always equate the proportion of expenditures undertaken by a party with the share of revenues to be received by such party.

     We usually obtain concessions directly from a government or governmental agency. We then enter into arrangements with other participants whereby we receive cash payments and our shares of exploration expenditures paid (either before or after being expended) in whole or in part by other participants.

     Historically, sales of partial interest in our concessions have been part of our normal course of business and have provided funds for the acquisition of further concessions and for exploration of existing concessions.

     In order to maintain our concessions in good standing, we are usually required to expend substantial sums for exploration and, in many instances, for surface rentals or other cash payments. Additionally, the development of any discoveries made upon concessions in which we hold an interest generally involves the expenditure of substantial sums of money. We have, in the past, satisfied required expenditures on our concessions. We cannot be certain that our resources in the future will be sufficient to satisfy expenditures we are required to make in our business.

     Discontinued Operations – Sale of Alliance Employment Services Division

     On June 30, 2003, we sold the assets comprising the Alliance Staffing Division, dba Alliance Employment Solutions (“Alliance”) to Cordillera. The assets sold included all furniture and equipment used by Alliance as well as Alliance’s accounts receivable, customer contracts, trade name and other intangibles. Cordillera paid approximately $514,000 in cash for the purchase of Alliance, valued at the net book value of Alliance at the close of business on June 30, 2003, as adjusted. The sale contract stated that Cordillera would be obligated to pay additional amounts to us calculated as 25% of Alliance’s cumulative after-tax earnings through the period ending June 30, 2005. We have been notified by Cordillera that Alliance will cease operations permanently on June 18, 2004. Alliance’s operations resulted in losses during the period from June 30, 2003 to May 28, 2004. Accordingly, we will receive no residual earnings payments.

     Cordillera is a related company having some common elements of control with us. James N. Blue is Chairman of the Board of Directors and President of NWO. Mr. Blue is also Chairman of the Board of Directors, President and indirect beneficial owner of a majority of the common stock of Cordillera, the major stockholder of NWO. In addition, Mr. Blue serves as our Chairman of the Board of Directors and was an “interested director” with respect to the sale of assets from us to Cordillera. Other of our board members who may be deemed to be “interested directors” due to their relations with Mr. Blue and Mr. Blue’s affiliates are Mr. Charles N. Haas and Dr. John L. Redmond.

     The sale was approved at a special meeting of the Board of Directors of Oceanic Exploration on June 16, 2003. All of our directors who are not “interested directors” approved the sale after a review of the ongoing financial losses of Alliance and its negative impact on our cash flow.

     We have accounted for the sale of the employment operations as discontinued operations under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The loss on the sale included closing costs from the transaction. The consolidated financial statements at December 31, 2002 have been restated to reflect the Alliance employment operations as a discontinued operation. Operating results for 2003 represent six months of operations through the date of sale on June 30, 2003 and are shown below.

Alliance Employment Solutions
Statements of Operations
(Unaudited)

	2003	2002
Staffing Revenue	$912,349	$2,421,528
Cost of Labor Sold	(780,315)	(1,997,170)

Gross Profit	132,034	424,358
Costs and Expenses
General and administrative	(402,884)	(911,671)
Amortization and depreciation	(23,239)	(83,904)
Other income/expense	269	1,574

	(425,854)	(994,001)
Net Loss	$(293,820)	$(569,643)

GOVERNMENTAL APPROVALS AND REGULATIONS

     Other than obtaining the concessions from foreign and U.S. governments for oil and gas exploration, no material governmental approvals are required for our businesses. We have filed for East Timor governmental approval on the expansion of the East Timor concession. Currently, no development is occurring on any of our oil and gas concessions. Historically, we have entered into participation agreements with other entities who conduct exploration and drilling activities. Such other entities obtain any governmental approvals and comply with any governmental regulations required to conduct such activities. Currently, neither we nor any of our participation partners are conducting any development activity on any of our properties.

     We are not affected by any governmental approvals or regulations pertaining to the activities carried out as part of our management agreements.

COMPETITION

     Litigation, by its very nature, is competitive and risky. The defendants in the East Timor Suit have far greater resources than we have.

     The oil and gas industry is also competitive and Oceanic Exploration must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas, mineral exploration and development programs substantially exceeds the available supply, and we compete for such financing with much larger exploration and development companies. There is no independent competition for the management services activities, but each of the related parties to which we provide services could elect to have its own employees provide those services.

PROPERTIES

     Oceanic Exploration holds various interests in concessions or leases for oil and gas exploration that are described below. Oil and gas property interests as reflected in the accompanying financial statements include costs attributable to the Greek properties. Costs on all concessions or leases have been charged to expense in prior years.

     We are not currently conducting exploration activities other than the application to expand the East Timor concession. We are currently actively pursuing legal claims relating to the disputed oil and gas concession we have in the Timor Gap between East Timor and Australia. Except for the Prinos Oil Field described below, no currently held concessions have been developed into operational oil or gas fields by Oceanic Exploration or our partners.

Greece

     Prior to March 1999, we owned a 15% net profits interest in an oil and gas concession in areas totaling approximately 430,000 acres in the North Aegean Sea, offshore Greece. “Development areas” for the Prinos Oil Field covering 23,390 gross acres and for the Kavala Gas Field covering 11,787 gross acres were defined by the Greek government and given “development status.” The term of each “development” license is 26 years, with an automatic 10-year renewal. We own a 15% interest in the remaining exploration area adjoining Prinos and South Kavala covering 153,316 acres and an exploration area east of the island of Thasos covering an additional 243,367 acres.

     In December 1998, we were notified by Denison Mines, Ltd. that April 1, 1998 through March 31, 1999 would be the final year of production for the Prinos producing property. The Prinos Oil field was shut in during November 1998 primarily because of lower oil prices and declining production. Effective March 31, 1999, the consortium operating the Greek properties relinquished its license to operate the Prinos Oil Field in Greece.

     The termination of the Prinos Oil Field license does not affect the extensive exploration area east of Thasos Island where no exploration is currently permitted due to territorial disputes between Greece and Turkey. It is impossible for us to determine at this time when exploration activities might be commenced in that area. If the territorial disputes are resolved, we are uncertain of the term of concession because the concession is controlled by Denison, and we have limited access to information regarding the concession. Should the territorial dispute be resolved, and the consortium drill and successfully develop any additional prospects, we would be entitled to once again receive the 15% net profits interest, applicable to the working interest of Denison Mines, Ltd. Denison Mines, Ltd. has not advised us as to whether they have any intention of drilling. There is no assurance that we will receive the net profits interest from these properties in the future. Management does not know when the sovereignty issues will be resolved but they may not be resolved in the foreseeable future. We intend to retain our interest for any remaining life of the concession and cannot predict when or if further activity with respect to the concession may occur.

Republic of China (Taiwan)

     We hold a 22.23% working interest in a concession located north of Taiwan in the East China Sea, covering 3,706,560 gross acres. The exploration license for this concession had a nominal term extending to 1979, requiring exploration activity and minimum expenditures. Preparations for initial exploratory drilling were suspended in 1977 under a claim of force majeure, pending resolution of a territorial dispute among the Republic of China (Taiwan), the Government of Japan and the People’s Republic of China. We have made an application to the Chinese Petroleum Corporation (Taiwan) each year to continue the suspension and have received confirmation of the suspension through December 31, 2004. There is no assurance that the Chinese Petroleum Corporation (Taiwan) will continue to suspend obligations under this concession in the future. If the force majeure were lifted, the exploration phase of the contract would be resumed subject to the threat of future cancellation in the event no commercial discovery is made.

     During fiscal 1990, we entered into a farm out agreement with Enterprise Oil Exploration Limited, a United Kingdom company, and NMX Resources (Overseas) Limited, a Bermuda company. This conveyed two-thirds of the original 66.67% interest in the concession. We received $1,471,156 representing two-thirds of our past expenditures in the area in connection with the concession.

     Due to the uncertainty of sovereignty in the area, no immediate development expenditures, as required under the terms of the concession agreement, are anticipated. If the force majeure is lifted, we intend to pursue exploration activities related to our obligations under the agreement.

     In fiscal year 1994, we reported that the People’s Republic of China was indicating its intention to open up adjacent concession areas for bidding and that a resolution to the sovereignty issues may result. Nothing occurred in 2003 to indicate that the lifting of the current force majeure status is imminent. Management does not know when the sovereignty issues will be resolved, but expects that they may not be resolved in the foreseeable future. We intend to hold the concession for the life of the concession and cannot predict when further activity with respect to the concession may occur.

Timor Gap

     In 1974, Petrotimor, a 99% owned subsidiary of Oceanic Exploration, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million-acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976, Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

     On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal.

     The treaty created a Joint Authority that purported to grant and enter into production sharing contracts with various companies who have subsequently carried out exploration activities in the joint zone of cooperation. According to the 2003 Annual Report of ConocoPhillips Petroleum Company, ConocoPhillips and other participants in the production sharing contracts discovered gas and gas condensate in the Timor Gap area that we claim. Their drilling in 1995 confirmed that the discovery extended across two production sharing contract areas designated as the Bayu-Undan field. ConocoPhillips and other participants are developing this field in two phases. As reported by ConocoPhillips in their December 31, 2003 Form 10-K, the first phase is a gas-recycle project, where condensate and natural gas liquids will be separated and removed and the dry gas re-injected into the reservoir. This phase began production in February 2004, and is expected to average a net rate of 23,000 barrels of liquids per day from proven reserves. The second phase would involve the production, export and sale of the natural gas from the field, which would be transported by pipeline to Australia for domestic markets or liquefied for shipment elsewhere. Based on an article in Platts Oilgram News dated February 17, 2004, the second phase of the project is scheduled to start production in 2006.

     According to the 2000 Annual Report of Petroz N.L., which was acquired by ConocoPhillips in December 2000, there are proven reserves of 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible.

     A portion of the area known as Greater Sunrise, which includes the Sunrise, Sunset and Troubadour areas, is also within the Timor Gap area claimed by Petrotimor and has substantial potential gas reserves. Woodside Energy Limited estimated reserves of 9.16 trillion cubic feet of gas in the Greater Sunrise Fields in November 2000. However, there can be no assurance that such amounts can be produced or recovered at an economical price. We estimate that approximately twenty percent (20%) of these reserves are located in our Timor Gap concession.

     On March 6, 2003 the Australian Parliament ratified the Timor Sea Treaty governing oil and gas projects in the Joint Development Area between Australia and East Timor. In addition, an Australian senior official and some Timorese ministers in Dili initialed the Sunrise International Unitization Agreement (“IUA”) and a related memorandum of understanding on fiscal issues. Published reports indicate that the IUA states that Australia and East Timor have overlapping maritime claims in the Timor Sea, and that the current boundaries are not permanent. It is uncertain when, if ever, these overlapping maritime claims will be resolved. Our current activities with respect to the Timor Gap concession consist of attempting to recover damages relating to the concession through a lawsuit. This lawsuit, in general, alleges the theft by ConocoPhillips and others of hydrocarbon resources that rightly belong to Oceanic and Petrotimor.

Commercial Opportunity in East Timor

     We submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession area be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. We believe that East Timor is entitled, under international law, to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations Convention on the Law of the Sea. We believe that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate based upon the Petroz N. L. and Woodside information discussed above.

     Neither the transitional government, nor the new East Timor government that took effect on May 20, 2002, has recognized Petrotimor’s concession in East Timor. We submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor and received no formal response acknowledging the application. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a “senior East Timor government official” stating that the government does not recognize this concession. We have not been advised of the status of the application or if the new East Timor government is even considering it. A formal response may never be issued, or we could receive an unfavorable response. Unless there is a change in the current government in East Timor, it is unlikely that we will pursue the application further.

     If the East Timor government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. We sponsored a seminar in East Timor in 2001 for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced.

     On February 3, 2003, the Federal Court of Australia issued an adverse decision in Petrotimor v. Commonwealth of Australia. The Federal Court ruled that it lacked the jurisdiction to hear the claims made by Oceanic Exploration and Petrotimor, other than those relating to misuse of confidential information. The joint decision determined that, although the claims appeared arguable, the 1906 decision of the High Court in Potter v The Broken Hill Proprietary Company Pty Ltd (1906) 3 CLR 479 bound the Federal Court to uphold the principal that an Australian Court could not determine litigation where a relevant issue was the validity of an act of a foreign sovereign government, in this case said to be the grant by Portugal of the concession to Petrotimor. On May 6, 2003, the Federal Court also ruled that it lacked jurisdiction relating to claims of misuse of confidential information.

     The High Court of Australia previously suggested (as late as March 2002) that the Court, in an appropriate case, could reconsider the decision in Potter. Accordingly, we sought special leave in 2003 to appeal to the High Court. These appeals were discontinued on February 6, 2004 when we determined that the most appropriate venue, under the circumstances, would be in the United States. The Federal Court’s decisions to dismiss the underlying actions without prejudice were, therefore, allowed to stand.

     On March 1, 2004, Oceanic Exploration and Petrotimor filed suit in United States District Court for the District of Columbia seeking damages suffered by both companies from the actions of ConocoPhillips, its subsidiaries and other defendants that relate to Oceanic Exploration’s interests in the Timor Gap concession.

Other Property

     We lease approximately 4,990 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. Sorrento West Properties Inc., a related company, owns the office building. The lease expires on August 31, 2005. Our facilities are adequate for our current needs.

LEGAL PROCEEDINGS

Australian Litigation

     In 1974, Petrotimor, a 99% owned subsidiary of Oceanic Exploration, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million-acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time, Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

     On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have subsequently carried out exploration and production activities.

     During 1999, the people of East Timor voted for independence from Indonesia and the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A constitution was approved by the Constituent Assembly and East Timor became an independent nation on May 20, 2002.

     On August 21, 2001, Oceanic Exploration and Petrotimor issued a Statement of Claim (as amended) out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the ConocoPhillips Petroleum companies operating within the Timor Gap area (the “Respondents”). Oceanic Exploration and Petrotimor claimed that the Timor Gap Treaty and the related legislation of the Australian Parliament was void or invalid for a number of reasons including (i) the Timor Gap Treaty and the legislation sought to claim significant portions of the continental shelf over which it had no sovereign rights for Australia, which the Company believed under international law belonged to East Timor, and (ii) the Timor Gap Treaty and the legislation attempted to extinguish the property interest and rights granted by Portugal, who had administrative control at the time, to Oceanic Exploration and Petrotimor, without providing for just compensation as required by Australian law.

     There were several procedural challenges by the Respondents. A hearing by the full court on the question of whether the court has jurisdiction over this claim was held on May 16 and 17, 2002. On February 3, 2003, the Federal Court of Australia issued an adverse decision in Petrotimor v. Commonwealth of Australia. The Federal Court ruled that it lacked the jurisdiction to hear the claims made by Oceanic Exploration and Petrotimor. On May 6, 2003, the Federal Court also ruled that it lacked jurisdiction relating to claims of misuse of confidential information.

     The decision determined that, although the claims appeared arguable, the 1906 decision of the High Court in Potter v The Broken Hill Proprietary Company Pty Ltd (1906) 3 CLR 479 bound the Federal Court to uphold the principal that an Australian Court could not determine litigation where a relevant issue was the validity of an act of a foreign sovereign government, in this case said to be the grant by Portugal of the Concession to Petrotimor.

     The High Court of Australia previously suggested (as late as March 2002) that the Court, in an appropriate case, could reconsider the decision in Potter. Accordingly, the Company sought special leave in 2003 to appeal to the High Court. That appeal was discontinued on February 6, 2004 when we determined that the most appropriate venue, under the circumstances, would be in the United States. The Federal Court’s decision to dismiss the underlying action without prejudice was therefore allowed to stand.

     As part of the Australian litigation, Oceanic was required to provide Bank Guarantees as security for costs. The Australia and New Zealand Banking Group (ANZ Bank) in Sydney, Australia provided the necessary guarantees. As of March 31, 2004, we had $261,289 ($346,568 Australian dollars) on deposit with ANZ Bank as collateral for the guarantees. These funds are designated as restricted cash. We believe that this deposit will be forfeited to pay for the defendants’ legal expenses. Accordingly, this balance has been fully reserved against those legal charges. At the present time, we are unable to quantify the total costs and expenses that may be assessed against it by the Court. We estimate that the amount should not exceed $500,000 in Australian dollars ($376,865 in US dollars). Accordingly, we reserved an additional amount to cover the estimated full liability.

Pending Litigation

     In 2003, Oceanic, after an extensive search for specialized United States counsel, retained the law firm of Quinn Emanuel Urquhart Oliver and Hedges, LLP located in Los Angeles, California to assist in bringing potential claims relating to East Timor in the United States courts. On March 1, 2004, Oceanic Exploration and Petrotimor filed a complaint in the United States District Court for the District of Columbia. Oceanic Exploration and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) bribery of government officials and the theft and conversion of oil and gas resources within our disputed 14.8 million-acre Timor Gap concession.

     The complaint describes violations of the following United States statutes: Racketeer Influenced Corrupt Organizations Act (RICO), the Lanham Act and the Robinson-Patman Act. The complaint seeks damages of at least $10.5 billon from the defendants, also citing unjust enrichment, unfair competition, and intentional interference with the contract and with prospective economic advantage. Based upon the RICO and anti-trust claims, Oceanic Exploration and Petrotimor seek to recover treble damages, reasonable attorneys’ fees and punitive damages.

     As of May 21, 2004, the defendants have not filed formal responses to the complaint. Based upon the defendants’ request, the Court has extended the date before which the defendants must answer the complaint until June 7, 2004. We anticipate that the defendants will deny the allegations of the complaint and otherwise vigorously defend against Oceanic Exploration and Petrotimor’s claims.

     Shareholders may obtain a copy of the complaint upon request to the Company. Shareholders may review copies of the complaint and, when available, other pleadings in this lawsuit at the Company’s offices during normal business hours or at the office of the Clerk of the Court, 333 Constitution Avenue N.W., Washington, D.C. 20001. This information may also be obtained by the general public for a fee through the District Court’s online service at https://ecf.dcd.uscourts.gov/cgi-bin/login.pl.

     Pursuing this lawsuit to its fullest extent in 2004 could take a substantial amount of time by our staff and substantial expense on our part. We will spend a majority of the net proceeds from the rights offering pursuing these legal claims, but we believe the financial opportunity justifies this substantial commitment of resources.

Commercial Opportunity in East Timor

     The current government of East Timor has not thus far recognized our concession in East Timor. We submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor and received no formal response. We may never receive a response or may receive an unfavorable response. If no response is given by the government of East Timor or if the response is unfavorable, we will review our political and legal options to determine if any further effort is warranted. If the government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. There is no assurance even if we are successful in the litigation that East Timor will recognize our concession. Unless there is a change in the current government in East Timor, it is unlikely that we will pursue the application further.

MARKET FOR COMMON STOCK

     Our common stock is not listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX.

Penny Stock Regulation

     Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

     Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. The additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

     As reported by the OTC Bulletin Board, the range of bid prices in our common stock over the last two years and through May 21, 2004 (which are not necessarily representative of actual transactions) is set forth below. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	2004		2003		2002
Three Months Ended	High	Low	High	Low	High	Low
March 31.51		.25	.12	.06	.45	.18
June 30(1)	.46	.27	.15	.06	.30	.20
September 30	N/A	N/A	.14	.07	.40	.08
December 31	N/A	N/A	.35	.06	.18	.05

     (1) The high and low sales price for 2004 is calculated from April 1, 2004 to May 21, 2004.

     The reported last sale price of the common stock on May 21, 2004 was $.42.

CAPITALIZATION

     The following table sets forth as of March 31, 2004 (i) the actual capitalization of Oceanic Exploration and (ii) capitalization of Oceanic Exploration as adjusted for the sale of 9,772,728 shares of common stock in this offering at an assumed offering price of $.22 per share. See “Use of Proceeds.”

	March 31, 2004
	(Unaudited)
Stockholders’ Equity	Actual	As Adjusted
Common stock authorized 50,000,000 shares of $.0625 par value, 30,916,154 issued and outstanding actual, 40,688,882 issued and outstanding as adjusted	$1,932,259	$2,285,877
Capital in Excess of Par Value	1,847,241	3,493,623
Retained Deficit	(4,273,689)	(4,273,689)

Total stockholders’ equity	$(494,189)	$1,505,811

     Our authorized capital stock also includes 600,000 shares of preferred stock, par value $10.00 per share. Our Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic Exploration without further action by the stockholders. We have no present plans to issue any shares of preferred stock. See “Description of Capital Stock.”

DIVIDENDS

     We use all available funds for working capital purposes and have never paid a dividend. We do not anticipate paying dividends at the current time. Any future payment of dividends by us is subject to the discretion of the Board of Directors.

AVAILABILITY OF OIL AND GAS RESERVE INFORMATION

     We do not currently have any producing oil and gas properties. Our proven properties consist of the Prinos Interest. This interest is no longer in production, having been fully depleted by 1998. Accordingly, we have no proved oil and gas reserves.

OIL AND GAS REVENUE AND COST INFORMATION

     We had a net profit interest in the Prinos Oil Field. We were compensated through our net profit interest and therefore, do not have information as to average sales price per unit of oil or gas produced or average production cost. As of March 31, 1999 the Prinos Interest was fully depleted. Revenue from and costs incurred in oil and gas producing activities for the quarter ended March 31, 2004 and the fiscal years ended December 31, 2003 and 2002 are as follows:

	Three Months Ended March 31, 2004	Year Ended December 31
Oil & Gas Revenue(1)	(Unaudited)	2003	2002
Net profits interest proceeds, net of Greek income taxes	$0	$0	$0
Properties
Unproven properties (domestic)		$0	$0
Proven properties (foreign)	$39,000,000	$39,000,000	$39,000,000
Less accumulated depreciation, depletion, amortization and impairment allowance	($39,000,000)	($39,000,000)	($39,000,000)

(1) Gross revenues from the Prinos Interest are burdened only by Greek income taxes. We have no production costs since its Prinos Interest is a net profits interest.

OTHER OIL AND GAS INFORMATION

     We have not drilled any exploratory or other wells in the past three years. We have no delivery commitments.

     As of March 31, 2004, and December 31, 2003, our undeveloped acreage consisted of the following:

Acreage(1)	Gross Acreage	Net Acreage	Concession Ends
Republic of China	3,706,560	826,563	12/31/04	(2)
Timor Gap(3)	14,800,000	14,800,000

(1) The table does not include a 15% net profits interest in the Thasos Island exploration area related to the Prinos Interest. The concession for this area is being extended due to force majeure.

(2) The expiration of the concession is suspended due to force majeure. See “Properties” and “Legal Proceedings.”

(3) Timor Gap: depending upon recognition by the East Timor government.

SELECTED FINANCIAL DATA

     The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.

	Quarter Ended
	March 31		Year Ended
	(Unaudited)		December 31
Statement of Earnings Data	2004	2003	2003	2002
Revenue	$208,178	$126,740	$561,529	$675,912
Costs and Expenses	1,028,134	490,359	2,995,521	2,693,446
Income (Loss) from continuing operations before income taxes	(817,232)	(337,376)	(2,412,147)	(2,051,799)
Net Income (Loss)	(817,232)	(500,464)	(2,714,967)	(2,621,442)
Basic and Diluted Earnings (Loss) per Share of Common Stock	(0.026)	(0.016)	(0.088)	(0.085)

	March 31, 2004
	(Unaudited)		December 31, 2003
Balance Sheet Data	Actual	As Adjusted(1)	Actual
Net working capital	$(505,919)	$1,494,081	$309,087
Total assets	1,129,922	3,129,922	1,485,696
Stockholders’ equity	(494,189)	1,505,811	323,043

(1)	Capitalization of Oceanic Exploration as adjusted for the sale of 9,772,728 shares of common stock in this offering at an assumed offering price of $.22 per share.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

     Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to the collectibility of accounts receivable, the realizability of goodwill, and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements.

     As a result of the sale of the Alliance employment division, we no longer maintain an allowance for doubtful accounts. All receivables recorded at year-end are from affiliated companies. We have determined that no reserve is needed.

Goodwill And Other Intangible Assets

     On January 1, 2002 we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will instead be tested periodically for impairment. SFAS No. 142 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed periodically for impairment. Prior to January 1, 2002, goodwill previously recorded in connection with the acquisition of Alliance, was being amortized on a straight-line basis over a period of 10 years. As a result of the adoption of SFAS No. 142, the $346,659 carrying value of remaining goodwill was tested for impairment at January 1, 2002 and at the end of the fourth quarter of 2002. No indication was found that the carrying amount was impaired. This goodwill related to the purchase of the Alliance Employment Services Division (“Alliance”) and was included in the assets of Alliance sold to Cordillera. We have no remaining goodwill or other intangibles subject to the provisions of SFAS No. 142.

Income Taxes

     In evaluating the realizability of the net deferred tax assets, we take into account a number of factors, primarily relating to our ability to generate taxable income. Where it is determined that it is likely that we are unable to realize deferred tax assets, a valuation allowance is established against the portion of the deferred tax asset.

     On April 2, 2003, Cordillera sold 546,089 shares of Oceanic stock to NWO Resources, Inc. (NWO). This sale of stock increased NWO’s ownership to 25,472,489 shares of Oceanic stock, resulting in 82.39% of total ownership in Oceanic. Because NWO owns more than 80% of Oceanic stock, Oceanic became includable in NWO’s consolidated tax return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return.

     Oceanic and NWO have executed that same tax-sharing agreement. Our tax provision will be calculated using then-current statutory rates, on a stand-alone basis, and specifically estimating our book-tax differences, including our share of any difference that apply ratably to all subsidiaries. The provision will include a tax benefit from losses to the extent of the previous profits, but only to the extent such profits were included in the NWO consolidated return. To the extent a tax benefit for a loss has not been previously allowed, and we have profits in a future year which falls within the period to which, on a stand-alone basis, the prior tax loss could be carried forward under United States tax rules, the benefit of the loss will be included in the provision to the extent the loss would provide a tax benefit on a stand-alone basis.

     Because it cannot be accurately determined when we will become profitable, a valuation allowance was provided against the entire deferred income tax asset attributable to the net operating loss incurred during the three months ending March 31, 2004 and the twelve months ended December 31, 2003.

     Our foreign tax credit carryforwards from taxable periods prior to April 2, 2003 can only be used to reduce the taxes on our foreign source income. Because it cannot be accurately determined when we will have foreign source taxable income, a valuation allowance was provided against the entire deferred income tax asset attributable to the foreign tax credit carryforward from years prior to April 2, 2003.

Liquidity and Capital Resources

     We have historically addressed long-term liquidity needs for oil and gas exploration and development through the use of farm out agreements. Under such agreements, we sell a portion of our ownership interest in the concession to an outside party who is then responsible for the exploration activities. This is a strategy that we intend to continue in the event it becomes feasible to proceed with further exploration in any of the areas where we currently own concessions.

Cash Flow

     Cash used in continuing operations for the three months ended March 31, 2004 and 2003 was $336,947 and $175,487, respectively. Ongoing legal and professional fees associated with the litigation regarding the East Timor disputed concession and the application for an Expansion of Seabed Concession in East Timor have required substantial expenditures.

During the three months ended March 31, 2004 and 2003, we paid expenses of $145,603 and $103,416, respectively, related to legal and commercial activities in Australia and the Timor Gap area. An additional $475,998 of expenses were accrued and remained unpaid as of March 31, 2004.

     Cash used in continuing operations during the years ended December 31, 2003 and 2002 was $1,747,836 and $2,176,221, respectively. During the years ended December 31, 2003 and 2002, respectively, we incurred expenses of $1,640,606 and $1,412,994 related to legal and commercial activities in Australia and the Timor Gap area.

     These costs are included in exploration expenses resulting in an increase over what exploration expenses have been historically. Legal and consulting costs attributable to the United States lawsuit will continue to be charged to exploration expenses in 2004. Accordingly, until we obtain a final judgment or settlement of the lawsuit filed in United States District Court, or achieve recognition of our rights by the government in East Timor, exploration expenses (and cash requirements) will continue to be high.

     During the years ended December 31, 2003 and 2002, operations of the employment agency in San Diego, California, produced a net loss of approximately $293,820 and $569,643, respectively. The 2003 loss was through June 30, 2003 when the division was sold. This resulted in cash used in operating activities of $54,925 and $628,237, respectively. The sale of the employment agency division generated $504,721 in additional cash, net of sales expenses.

Management Fee Revenue

Company	March 31, 2004 (Unaudited)		December 31, 2003		December 31, 2002
San Miguel Valley Corporation	$112,855	54%	$276,645	49%	$180,000	27%
Cordillera Corporation	87,793	42%	276,645	49%	360,000	53%
Points Four World Travel	0	0%	739	0%	1,782	0%
Global Access	0	0%	0	0%	134,130	20%
Harvard International Resources, Ltd.	7,500	4%	7,500	2%	0	0%

Total Management Fee Revenue	$208,178		$561,529		$675,912

     The monthly management fee for San Miguel increased $19,000 per month from $21,000 per month charged in 2003 to $40,000 charged per month in 2004. Most of this increase can be attributed to adding another employee plus general salary and benefit increases of employees assigned to this corporation. The monthly management fee for Cordillera also increased by $10,000 per month, from $21,000 charged per month in 2003 to $31,000 per month in 2004. This increase is primarily due to increased employee time charged to Cordillera.

     Cash earned from management fees decreased by $114,383 from 2002 to 2003. The 17% decrease in management fees revenue from the year ended December 31, 2003 compared to the year ended December 31, 2002 was mostly due to the termination of services to Global Access. We received $276,645 in 2003 for services provided to San Miguel, pursuant to management agreements. The revenue received from San Miguel increased approximately $8,000 per month during 2003 as a result of increased management services, the hiring of an additional staff member and increased costs under the management contract. The monthly management fee from Cordillera was reduced in 2003 by approximately $7,000 per month because of reduced personnel time. A new consulting agreement for exploration and consulting services between Petrotimor and HIRL was signed in the fourth quarter of 2003. The additional reduction in revenue from management fees was a result of services ending to Global Access in the amount of $134,130.

     Because the level of service is dependent upon the needs of the corporation and available employees, it is normal to see fluctuations from year to year. Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations. Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% markup on that total to cover the administrative expense.

     We had $1,027,293 in cash and cash equivalents at March 31, 2004 compared with $1,364,240 in cash and cash equivalents at December 31, 2003. The Company had a deficit in working capital of $505,919 at March 31, 2004 compared to a positive working capital of $309,087 at December 31, 2003. We had working capital of $309,087, including $1,364,240 in cash and cash equivalents at December 31, 2003. This compares with working capital of $2,075,663, including $2,662,279 in cash and cash equivalents at December 31, 2002.

     At this current level of cash expenditures, we will need new sources of additional funding by the end of the first half of 2004. In March 2004, we executed a revolving line of credit/promissory note with NWO in an amount not to exceed $2,000,000, at an interest rate of 2% over prime rate with payment in full to be received within one year of the original loan date. We believe that together with cash on hand at December 31, 2003 and operating cash generated in 2004, the proceeds from the line of credit will be sufficient to fund operations beyond December 31, 2004.

Results of Operations

     Costs and expenses for the three months ended March 31, 2004 totaled $1,028,134 compared to $490,359 for the same time period in 2003. An increase in exploration expenses of $434,735 totaled 81% of that increase. We continue to have ongoing legal and professional fees associated with the litigation in the U.S. District Court and the pursuit of commercial opportunities in East Timor. During the three months ended March 31, 2004 and 2003, the Company incurred expenses of $621,601 and $186,869, respectively related to this litigation. These expenses have been recorded as exploration expenses in the past, and will continue to be recorded as exploration expenses in 2004.

     Costs and expenses for the year ended December 31, 2003 increased $302,075 or 11% in total compared to costs and expenses for the year ended December 31, 2002. Ongoing legal and professional fees, charged to exploration expense, were primarily associated with the litigation regarding East Timor and totaled $1,763,711 during the year ended December 31, 2003. This compares to $1,427,681 during the year ended December 31, 2002. This was an increase of approximately 24%. Professional fees included investigation costs charged by consultants. Legal fees included the reserve of the restricted cash deposit and the additional accrual estimated to cover defendant’s legal fees in the Australian High Court case. These costs are included in exploration expenses and make up the majority of such costs.

     Amortization and depreciation for the year ended December 31, 2003 were virtually unchanged from 2002.

     Total general and administrative costs and expenses for the three months ended March 31, 2004 increased by $103,444 from the same period of the prior year. A majority of this increase can be attributed to adding another employee plus general salary increases. Legal and professional fees also increased because of the line of credit with NWO and additional public filings. Total general and administrative costs for the year ended December 31, 2003 decreased by $33,924, or 3%, from the year ended December 31, 2002. The decrease was due to lower salary and benefit costs and a reduction in other overhead costs wherever possible. These reductions were offset by the payment of Value Added Tax to Portugal in the amount of $27,472 for the fiscal years of 2000 through 2003.

     Other income and expense for the three months ended March 31, 2004 is $23,519 lower than the amount for the same period last year. Interest income increased slightly from the prior year, primarily due to improved investment strategies, even with decreasing cash balances. Interest expense increased only because of unfavorable foreign currency rates with the UK. The category “Other” consists of foreign exchange rate gains and losses. The decrease is a result of fluctuating exchange rates between the US dollar, the British pound, the Euro and the Australian dollar. Other income and expense for the year ended December 31, 2003 changed dramatically from 2002. The net change went from a total expense of $34,265 in 2002 to income of $21,845 in 2003. That change was mostly attributable to new investment strategies on the existing cash accounts resulting in $14,027 of investment income, plus foreign currency gains of $7,406 on oversea deposits. Interest income increased by $5,221 from 2002 because of new investment strategies, even though cash balances declined and interest rates remained low. Interest and financing costs for 2003 were related to the finance charges on the capitalized lease for the office copier. These were virtually unchanged from 2002.

New Accounting Pronouncements

     In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires guarantors to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee for those guarantees initiated or modified after December 31, 2002. However, certain guarantees, including product warranties and guarantees between parties under common control (i.e., parent and subsidiary), are not required to be recognized at fair value at inception. FIN No. 45 also requires additional disclosures of guarantees, including product warranties and guarantees between parties under common control, beginning with interim or annual periods ending after December 15, 2002. Guarantees initiated prior to December 31, 2002 are not recognized as a liability measured at fair value per this Interpretation, but are subject to the disclosure requirements. We have no guarantees requiring disclosures in these financial statements. The adoption of the fair value provisions of this Interpretation did not have a material impact on our financial position or results of operations for the year ended December 31, 2003.

     On May 15, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement provides guidance on how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003. This statement requires the recognition of a cumulative effect of a change in accounting transition adjustment for financial instruments existing at the adoption date. Oceanic Exploration adopted this Statement on July 1, 2003, as required. The adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 requires that variable interest entities, as defined, should be consolidated by the primary beneficiary, which is defined as the entity that is expected to absorb the majority of the expected losses, receive a majority of the expected gains, or both. We adopted this Interpretation beginning July 1, 2003, as required. The adoption of FIN No. 46 did not have a material impact on our financial position or results of operations.

     On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies accounting for derivatives and hedging based on decisions made regarding various implementation issues associated with SFAS No. 133. This Statement is effective for contracts entered into or modified after December 31, 2003 and should be applied prospectively, with the exception of certain transactions. The adoption of this statement did not materially impact our financial position or results of operations.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0625 per share, and 600,000 shares of preferred stock, par value $10.00 per share. Our Certificate of Incorporation, as described below, as well as by our Bylaws and the General Corporation Law of the State of Delaware defines the relative rights of our common stock and preferred stock.

Common Stock

     Subject to the rights of holders of any series of preferred stock that may from time to time be issued, holders of common stock are entitled to one vote per share on matters acted upon at any stockholders’ meeting, including the election of directors, and to dividends when, as and if declared by the Board of Directors out of funds legally available therefore. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of Oceanic Exploration, each holder of common stock is entitled to share ratably in all assets of Oceanic Exploration remaining after the payment of liabilities and any amounts required to be paid to holders of preferred stock, if any. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Oceanic Exploration. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this rights offering, are and will be fully paid and non-assessable.

     The common stock is not currently listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX. As of May 21, 2004, there were approximately 440 holders of record of common stock. This number was derived from our stockholder records, and does not include owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. We believe that the number of beneficial owners of common stock exceeds 550.

Preferred Stock

     The Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic Exploration without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Penny Stock Regulation

     Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

     Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. The additional burdens imposed upon stockbrokers by these requirements discourages stockbrokers from effecting transactions in our common stock, which may limit the market liquidity and the ability of investors to trade our common stock. The lack of volume and transactions in our stock may reduce the overall market value of the common stock.

Transfer Agent

     Our Transfer Agent is Mellon Investor Services, 1200 17th Street, Suite 1200, Denver, CO 80202.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the members of the Board of Directors and our executive officers, and sets forth the position with Oceanic Exploration held by each:

Name	Age	Position
James N. Blue	68	Director, Chairman of the Board and Chief Executive Officer
Charles N. Haas	66	Director and President
John L. Redmond	76	Director and Vice President, International Exploration
Gene E. Burke, M.D.	75	Director
Sidney H. Stires	74	Director
Janet A. Holle	53	Vice President/Secretary
Courtney Cowgill	51	Treasurer and Chief Financial Officer

     Directors hold these positions until their respective successors are elected and qualified. The current directors, except for John L. Redmond, were elected in 1982 and no meeting of the stockholders has been held since that date. Mr. Redmond was appointed in 1994 by the remaining directors to fill a vacancy on the Board of Directors. There is no audit committee of the Board of Directors and so the Board of Directors is fulfilling that role. The Board of Directors is expecting to continue to act as the audit committee for 2004.

     James N. Blue. Mr. Blue has been a director and officer since 1981. He has also been Chairman of the Board of Directors of General Atomic Technologies Corporation in San Diego, California, President and a director of NWO and Chairman of the Board of Directors and President of Cordillera Corporation for more than the last five years.

     Charles N. Haas. Mr. Haas has been a director and officer since 1981. He has also been a director and vice president of Cordillera Corporation for more than the last five years. Mr. Haas has also been President and director of San Miguel Valley Corporation for more than the last five years.

     John L. Redmond. Dr. Redmond has been a director since 1994. He has been Vice President, International Exploration since 1990.

     Gene E. Burke, M.D. Dr. Burke has been a director since 1972. He has been a physician in sole practice in Houston, Texas for more than the last five years. Dr. Burke retired from his sole practice in 1999.

     Sidney H. Stires. Mr. Stires has been a director since 1980. During that time Mr. Stires has been the President of Stires & Co., Inc., an investment banking company in New York, NY. Mr. Stires retired in 2002.

     On August 11, 1998, an SEC Administrative Judge entered an order finding that Stires & Co., Inc., and Sidney H. Stires willfully violated and willfully aided and abetted the violation by certain promoters, the antifraud provision of the Federal Securities laws. The Judge further found that Stires & Co., Inc. failed to supervise its employees as required by Federal Securities law in connection with the proposed sale of non-existent securities known as “Euro-GICs.” A civil penalty of $300,000 was imposed on Stires & Co., Inc. and a civil penalty of $100,000 was imposed on Mr. Stires. In addition, Mr. Stires was suspended from activity as a securities dealer for 90 days. Mr. Stires paid the $100,000 civil penalty and has served his suspension. On June 24, 1999, the Commission issued an order reducing the $300,000 civil penalty to $150,000 and otherwise declaring the decision final.

     Janet A. Holle. Ms. Holle has been an officer since 1987.

     Courtney Cowgill. Ms. Cowgill has been Chief Financial Officer and Treasurer of Oceanic Exploration since May 2003. She has more than 25 years of accounting experience, including three years with a national accounting firm, 3 years as an internal auditor and more than 10 years as Controller or CFO of various companies. In the last 5 years, she has been employed by the University of Colorado at Boulder as a Graduate Research Assistant and as an Executive Director of Program Management for AT&T Broadband and Telecommunications, Inc. Ms. Cowgill holds an active CPA license in the state of Colorado.

     Directors Dr. Gene Burke and Mr. Sidney H. Stires are independent with respect to Oceanic Exploration, its operations and related parties, as independence is defined for Nasdaq companies. We do not believe that any of our independent directors qualify as audit committee financial experts. We believe that the limited nature of our current business activities does not require the additional oversight of an audit committee financial expert at this time.

Code of Ethics For Directors, Management and Employees

     The Board of Directors adopted a Code of Ethics that applies to its directors, financial officers and other employees.

Securities Trading Policy/Timely Reporting Of Events

     The Board of Directors adopted a Stock Trading Policy that applies to its directors, management, employees and other “insiders.”

EXECUTIVE COMPENSATION

     The following information summarizes compensation paid to James N. Blue, Chief Executive Officer and Charles N. Haas, President.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
						Awards		Payouts
					Other		Securities		All Other
					Annual	Restricted	Under-lying	LTIP	Compen-
Name and	Fiscal			Bonus	Compen-	Stock	Options/	Payouts	sation
Principal Position	Year	Salary ($)		($)	sation ($)	Awards ($)	SARS(#)($)	($)	($)
James N. Blue,	2003	60,000	(1)
Chairman of the	2002	60,000	(1)
Board and CEO	2001	60,000	(1)

Charles N. Haas,	2003	175,000	(2)						26,016 (3)
President	2002	175,000	(2)						26,136 (3)
	2001	175,000	(2)	1,300					24,461 (3)

(1) Monthly officer’s fee of $5,000.

(2) A portion of the salary and other compensation paid to Mr. Haas has been reimbursed based on cost sharing arrangements with other companies.

(3) Oceanic Exploration is a participant in the Cordillera and Affiliated Companies Money Purchase Pension Plan and 401(k) Plan, covering all qualified employees of Oceanic Exploration. The pension plan is a non-contributory defined contribution plan. Oceanic Exploration contributions to this plan are based on 6% of total compensation not exceeding the limit established annually for the Federal Insurance Contribution Act (FICA) and 11.7% of compensation in excess of this limit. Vesting begins after two years of service at a rate of 20% annually with full vesting subsequent to six years of service or upon retirement, death or permanent disability. The 401(k) plan provides for discretionary employee contribution of up to 12% of annual pre-tax earnings, subject to the maximum amount established annually under Section 401(k) of the Internal Revenue Code. We are required to match contributions to the extent of 6% of annual employee compensation.

     Members of the Board of Directors who are not employees of Oceanic Exploration or any of its affiliates receive directors’ fees of $500 per month. Members of the Board of Directors who are employees do not receive directors’ fees. Mr. Blue receives a monthly fee of $5,000 for services as an officer of Oceanic Exploration.

     We have no material employment contracts at this time.

     We have no compensation committee. James N. Blue and Charles N. Haas participated in all deliberations concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of May 28, 2004 there were issued and outstanding 30,916,154 shares of common stock, which is our only outstanding class of voting securities. Holders of common stock are entitled to one vote per share on each matter upon which stockholders may be entitled to vote.

     The following table sets forth information regarding shares of common stock beneficially owned as of March 31, 2004 by (i) each person known by us to beneficially own 5% or more of the outstanding common stock, (ii) by each director, (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group. If all stockholders fully exercise their subscription rights, the percentage owned by each stockholder will not change.

Names and Addresses of Officers, Directors and	Amount of	Nature of Beneficial	Percentage of
Principal Stockholders	Common Stock	Ownership	Class
NWO Resources, Inc. (1)	25,472,489	Sole voting and	82.39%
c/o Samuel C. Randazzo		investment power
21 E. State Street, Suite 1700
Columbus, OH 43215
Cordillera Corporation(1)	289	Sole voting and	Less than 1%
7800 E. Dorado Place, Suite 250		investment power
Englewood, CO 80111
James N. Blue(1), (3)	None	(1), (2)	N/A
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
Charles N. Haas(2), (3)	None	(3)	N/A
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
Sidney H. Stires(3)	282,601	(4)	Less than 1%
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
Gene E. Burke, M.D.(3)	507	By spouse	N/A
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
John L. Redmond(3)	None		N/A
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
All Directors and Officers as a group (7 persons)	283,108	(1),(2),(3)	Less than 1%

(1) Mr. Blue is Chairman of the Board of Directors and President of Cordillera, the major stockholder of NWO, which owns 82.39% of our stock. Through affiliates, Mr. Blue indirectly beneficially holds a majority of the common stock of Cordillera, which owns an additional .001% of Oceanic Exploration’s stock. Mr. Blue is Chairman of the Board of Directors and President of NWO.

(2) Mr. Haas is a director and a Vice President of Cordillera.

(3) Director of Oceanic Exploration.

(4) Of these shares, 244,745 shares are owned by Mr. Stires’s wife’s trust. 22,031 shares are held by Mr. Stires as a UGMA custodian for his minor grandchildren and 15,825 are owned by Mr. Stires.

     There are no equity compensation plans in place for Directors, Officers or employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Exercise of Subscription Rights and Over-Subscription Privilege by NWO Resources, Inc.

     NWO, our principal stockholder, has stated its intention to exercise its subscription rights, thereby purchasing 8,051,963 shares, and has also indicated that it may purchase any additional shares that are not subscribed for by other stockholders. It is, however, not obligated to exercise its subscription rights or to purchase additional shares. NWO currently owns approximately 82.39% of our outstanding shares of common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the rights are not exercised by any other stockholder and NWO purchases all shares of common stock not purchased by the other stockholders, NWO will control approximately 86.62% of the issued common stock.

Management Agreements

     We provide bookkeeping, administrative and day-to-day management services to San Miguel, a real estate company. We also provide management, professional and administrative services to Cordillera, a holding company. Our management is responsible for the day-to-day management of subsidiaries of Cordillera. Starting in the third quarter of 2003, our subsidiary, Petrotimor, began providing exploration and consulting services to HIRL, a related company. This contract differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month. These contracts for management services have no contractual end date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring sixty days termination notice. Our Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations and each of these companies is a related party.

     We also provided bookkeeping and tax return services to Points Four World Travel, Inc., a holding company, until those services were terminated at March 31, 2003.

Management Fee Revenue

Company	March 31, 2004 (Unaudited)		December 31, 2003		December 31, 2002
San Miguel Valley Corporation	$112,855	54%	$276,645	49%	$180,000	27%
Cordillera Corporation	87,793	42%	276,645	49%	360,000	53%
Points Four World Travel	0	0%	739	0%	1,782	0%
Global Access	0	0%	0	0%	134,130	20%
Harvard International Resources, Ltd.	7,500	4%	7,500	2%	0	0%

Total Management Fee Revenue	$208,178		$561,529		$675,912

     Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% mark up on that total to cover the administrative expenses. This charge is calculated annually and readjusted at year-end. All expenses are billed at cost. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

     Through August 31, 2002, Karsten Blue, son of our Chairman of the Board of Directors and Chief Executive Officer, performed management services for Global Access Telecommunications, an Internet access service provider, which accounted for approximately 20% of total revenue for 2002. Those relationships were terminated by mutual agreement on September 1, 2002 when we no longer performed management services for Global Access, nor employed Karsten Blue.

     Currently, Karsten Blue, an employee of Cordillera, coordinates various activities relating to the East Timor situation, including coordinating with investigators in connection with the litigation and meeting with business and governmental advisors. Karsten Blue does not devote his full time to the Oceanic’s business. On September 1, 2002, we entered into a Service Agreement with Cordillera. This contract, as amended, states that we compensate and reimburse Cordillera for Karsten Blue’s services at the rate of $1,298 per week, not to exceed $67,470 per year, and for any out-of-pocket business expenses incurred in connection with these activities. These business expenses were immaterial in 2003 and 2002.

Employee Benefit Plans

     Cordillera has a defined contribution pension plan and a 401(k) plan covering all qualified employees of Oceanic Exploration. The plans are not limited to officers and directors. Employees must be at least 21 years of age and have one year of service to participate. Collective bargaining employees, nonresident aliens who receive no income from U.S. sources and leased employees are the only employees not eligible to participate. Contributions to the pension plan are based on a percentage of employee compensation ranging from 6% to 11.7%. We are required to match employee 401(k) contributions up to 6% of annual compensation.

     For the three months ending March 31, 2004 and 2003, pension and 401(k) expenses totaled $20,933 and $14,093 respectively. For the years ended December 31, 2003 and 2002, we recorded $83,567 and $92,775, respectively, as pension expense and 401(k) expense under these plans. Mr. Blue serves as Chairman of The Board of Directors and President of Cordillera. He is also the indirect beneficial owner of a majority of the common stock of Cordillera.

Lease of Office Space

     We currently lease office space at 7800 East Dorado Place, Suite 250, Englewood, CO 80111 from Sorrento West Properties, Inc., a company indirectly owned and controlled by James N. Blue and his family. We believe that, with respect to the lease, we obtained terms no less favorable than those that could have been obtained from unrelated parties in arms-length transactions. The lease was entered into on September 1, 2000 and expires on August 31, 2005. Under the terms of the lease, we lease 4,990 square feet of space at an annual cost of $18.00 per square foot for the first three years of the lease and $18.50 per square foot for the final two years of the lease. The lease provides for additional rent to cover the tenant’s pro-rata share of insurance, taxes, common area maintenance and other charges. This maintenance charge is subject to change annually.

General

     All future transactions with an officer, director or 5% or greater shareholder will be entered into with terms at least as favorable as could be obtained from unaffiliated independent third parties. Options, warrants or grants of stock will not be issued to officers, directors, employees, 5% shareholders or affiliates with an exercise price of less than 85% of the fair market value.

Tax Sharing Agreement

     On April 2, 2003, Cordillera sold 546,089 shares of Oceanic Exploration stock to NWO Resources, Inc. (NWO). This sale of stock increased NWO’s ownership to 25,472,489 shares of Oceanic Exploration stock, resulting in 82.39% of total ownership in Oceanic Exploration. Because NWO owns more than 80% of Oceanic Exploration stock, Oceanic Exploration became includable in NWO’s consolidated return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return. Oceanic Exploration and NWO have now executed that same tax-sharing agreement.

NWO Resources, Inc. Line of Credit

     On March 9, 2004, we established a line of credit with NWO, our principal stockholder, to fund our operations prior to the completion of the rights offering. As of May 28, 2004, nothing was outstanding under the line of credit. We expect to draw down an amount of approximately $100,000 before the closing of the rights offering. The line of credit provides for interest on the outstanding balance at 2% over the U.S. Bank prime-lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured promissory note that is due upon the earlier of the following: (i) obtaining alternative financing in an amount of not less than $2,000,000, or (ii) resolution the East Timor Suit to the benefit of Oceanic Exploration for an amount not less than $2,000,000 or (iii) March 8, 2005. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 145 of the Delaware General Corporation Law and our bylaws, our directors and officers may be indemnified against liabilities that they may incur in their capacities as such. An officer or director may be indemnified by us against the expenses actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been a director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. In addition, with respect to criminal actions or proceedings, he must also have had no reason to believe his conduct was unlawful. If such action is by or in the right of Oceanic Exploration, no indemnification may be provided as to any claim, issue or matter as to which a person is adjudged to have been liable to Oceanic Exploration, unless a court determines otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Callister Nebeker & McCullough, a professional corporation, Salt Lake City, Utah.

EXPERTS

     Our consolidated financial statements as of and for each of the two years ended December 31, 2003 and 2002 have been included in this prospectus and in the Registration Statement in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of Grant Thornton LLP as experts in accounting and auditing.

IF YOU WOULD LIKE MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room, which is located at the following address:

450 Fifth Street, N.W.
Washington, DC 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. This information is also available online through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC’s web site (http://www.sec.gov).

     Also, we will provide (free of charge) any of our documents filed with the SEC, as you reasonably may request. To get your free copies, please call or write to:

Ms. Pat Ward, Administrative Assistant
Oceanic Exploration Company
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330

     You should rely only on the information in this prospectus. We have not authorized anyone to provide you with any different information.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2004	December 31, 2003
Assets
Cash and cash equivalents, unrestricted	$1,027,293	$1,364,240
Due from affiliates	48,296	63,265
Prepaid expenses and other	32,170	32,983

Total current assets	1,107,732	1,460,488

Oil and gas property interests, full-cost method of accounting	39,000,000	39,000,000
Less accumulated amortization, depreciation, and impairment allowance	(39,000,000)	(39,000,000)

	—	—

Furniture, fixtures, and equipment	79,728	79,728
Less accumulated depreciation	(57,538)	(54,520)

	22,190	25,208
Restricted cash (note 4)	—	—

Total assets	$1,129,922	$1,485,696

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$576,464	$66,265
United Kingdom taxes payable, including accrued interest	674,577	650,946
Accrued expenses	362,610	434,190

Total current liabilities	1,613,651	1,151,401
Other non-current liabilities	10,460	11,252

Total liabilities	1,624,111	1,162,653

Stockholders’ equity:
Preferred stock, $10 par value. Authorized 600,000 shares; no shares issued	—	—
Common stock, $.0625 par value. Authorized 50,000,000 shares issued and outstanding 30,916,154 shares	1,932,259	1,932,259
Capital in excess of par value	1,847,241	1,847,241
Retained deficit	(4,273,689)	(3,456,457)

Total stockholders’ equity	(494,189)	323,043

Commitments and contingencies (notes 2,4 and 5)
Total liabilities and stockholders’ equity	$1,129,922	$1,485,696

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue
Management revenue — related parties	$208,178	$126,740

	208,178	126,740
Costs and expenses
Exploration expenses (note 4)	621,601	186,869
Amortization and depreciation	3,018	3,019
General and administrative	403,515	300,471

	1,028,134	490,359

Operating loss	(819,956)	(363,619)
Other income (expense)
Interest income	7,552	7,476
Interest and financing costs	(6,342)	(5,641)
Other	1,514	24.408

	2,724	26,243

Loss before income taxes	(817,232)	(337,376)
Income tax expense (note 6)	—	—

Net loss from continuing operations	$(817,232)	$(337,376)
Discontinued operations (note 7)
Loss from operations of discontinued temporary employment services division	—	(163,088)

Net Loss	$(817,232)	$(500,464)

Basic and diluted loss per common share from continuing operations	$(0.03)	$(0.01)
Basic and diluted loss per common share from discontinued operations	$—	$(0.01)
Basic and diluted loss per common share	$(0.03)	$(0.02)
Weighted average number of common shares outstanding	30,916,154	30,916,154

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities
Net loss from continuing operations	$(817,232)	$(337,376)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	3,018	3,019
Changes in operating assets and liabilities:
Due from affiliates	14,996	180,506
Prepaid expenses and other assets	813	(2,511)
Other noncurrent assets, restricted cash	—	(17,589)
Increase in accounts payable	510,199	26,243
Increase (decrease) in United Kingdom taxes payable, including accrued interest payable	23,631	(5,235)
Decrease in accrued expenses	(71,580)	(21,851)
Decrease in other noncurrent liabilities	(792)	(693)

Net decrease in cash from continuing operations	(336,947)	(175,487)

Proceeds from sale of temporary employment division, net	—	—
Net cash used for operations of temporary employment division	—	(155,049)

Net cash used from discontinued operations	—	(155,049)

Net decrease in cash	(336,947)	(330,536)
Cash at beginning of period	1,364,240	2,662,279

Cash at end of period	$1,027,293	$2,331,743

See accompanying notes to the financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2004

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated balance sheet as of December 31, 2003 has been derived from audited financial statements, and the unaudited interim consolidated financial statements included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to those rules and regulations, although Oceanic Exploration Company (“Oceanic” or “the Company”) believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting of normal recurring accruals have been made which are necessary for the fair presentation of the periods presented. Certain amounts recorded in prior periods have been reclassified to conform with current presentation. Interim results are not necessarily indicative of results for a full year. The information included herein should be read in conjunction with the financial statements and notes thereto included in the December 31, 2003 Form 10-KSB.

     All of the Company’s revenue is derived from management contracts with related parties.

(2) PENDING LITIGATION

     In 2003, Oceanic, after an extensive search for specialized United States counsel, retained the law firm of Quinn Emanuel Urquhart Oliver and Hedges, LLP located in Los Angeles, California to assist in bringing potential claims relating to East Timor in the United States courts. On March 1, 2004, Oceanic and its 99% owned subsidiary, Petrotimor Companhia de Petroléos, S.A.R.L. (“Petrotimor”), filed a complaint in the United States District Court for the District of Columbia. Oceanic and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) bribery of government officials and the theft and conversion of oil and gas resources within the disputed 14.8 million-acre Timor Gap concession. See note (4) for additional information on the Timor Gap concession.

     The complaint describes violations of the following United States statutes: Racketeer Influenced Corrupt Organizations Act (RICO), the Lanham Act and the Robinson-Patman Act. The complaint seeks damages of at least $10.5 billon from the defendants, also citing unjust enrichment, unfair competition, and intentional interference with the contract and with prospective economic advantage. Based upon the RICO and anti-trust claims, Oceanic and Petrotimor seek to recover treble damages, reasonable attorneys’ fees and punitive damages. The Company may not recover the damages claimed in the complaint. If the Company is successful, its actual recovery will be reduced by the expenses of pursuing its claims, including legal fees, except to the extent fees and expenses are specifically awarded by the court.

     As of May 7, 2004, the defendants have not filed formal responses to the complaint. Based upon the defendants’ request, the Court has extended the date before which the defendants must answer the complaint until June 7, 2004. The Company anticipates that the defendants will deny the allegations of the complaint and otherwise vigorously defend against Oceanic’s and Petrotimor’s claims.

     Pursuing this lawsuit to its fullest extent in 2004 could take a substantial amount of time by Oceanic’s staff and substantial expense on the part of the Company. The Company is in the process of pursuing a rights offering to fund the pursuit of these legal claims. See note (3). Oceanic management believes the financial opportunity justifies this substantial commitment of resources.

(3) RIGHTS OFFERING

     On April 21, 2004, Oceanic filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (SEC), seeking to register shares of common stock to be issued to stockholders pursuant to a rights offering. The Registration Statement is not yet effective. Any offer of securities in the rights offering will be made only by prospectus.

     The Company intends to raise approximately $2,150,000 from this rights offering. That amount will be used to repay any outstanding borrowings on the line of credit with NWO Resources, Inc. (NWO) as described in note (5), fund the estimated cost of the rights offering, pay for the legal and professional expenses associated with the Petrotimor lawsuit and to cover the cost of future operations. NWO is the principal shareholder of Oceanic.

(4) EXPLORATION EXPENSES

     On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim (as amended) out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area (the “Respondents”). Oceanic and Petrotimor claim that the Timor Gap Treaty and the related legislation of the Australian Parliament was void or invalid for a number of reasons including (i) the Timor Gap Treaty and the legislation sought to claim significant portions of the continental shelf over which it had no sovereign rights for Australia, which the Company believes under international law belonged to East Timor, and (ii) the Timor Gap Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate power, Portugal, to Oceanic and Petrotimor, without providing for just compensation as required by Australian law. On February 3, 2003 the Federal Court of Australia issued an adverse decision in Petrotimor v. Commonwealth of Australia. The Federal Court ruled that it lacked the jurisdiction to hear the claims made by Oceanic and Petrotimor. The Company sought special leave in 2003 to appeal to the High Court. These appeals were discontinued on February 6, 2004 when the Company determined that the most appropriate venue, under the circumstances, would be in the United States courts.

     As part of the Australian litigation, Oceanic was required to provide Bank Guarantees as security for costs. The Australia and New Zealand Banking Group (ANZ Bank) in Sydney, Australia provided the necessary guarantees. As of March 31, 2004 and December 31, 2003, the Company had $261,289 and $259,572, respectively, on deposit with ANZ Bank as collateral for the guarantees. The change in the balance is due solely to the exchange rate fluctuation between the U.S. and Australian dollars. These funds are designated as restricted cash. The Company believes that this deposit will be forfeited to pay for the defendants’ legal expenses. Accordingly, this balance has been fully reserved against those legal charges. At the present time, the Company is unable to quantify the total costs and expenses that may be assessed against it by the Court. The Company estimates that the amount should not exceed $500,000 in Australian dollars ($376,865 in US dollars). Accordingly, the Company reserved an additional amount to cover the estimated full liability.

     During the three months ended March 31, 2004 and 2003 respectively, the Company incurred expenses of $621,601 and $186,869, respectively, related to legal, consulting and commercial activities in Australia and the Timor Gap area. These expenses have been recorded as exploration expenses in the accompanying statements, and will continue to be recorded in the same manner in 2004.

(5) PROMISSORY NOTE/LINE OF CREDIT

     On March 9, 2004, Oceanic established a line of credit with NWO to fund operations prior to the completion of the rights offering. As of March 31, 2004, no amounts were outstanding under the line of credit. The line of credit provides for interest on the outstanding balance at 2% over the U.S. Bank prime-lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured promissory note that is due upon the earlier of the following: (i) obtaining alternative financing in an amount of not less than $2,000,000, or (ii) resolution of the East Timor suit to the benefit of Oceanic for an amount not less than $2,000,000, or (iii) March 8, 2005. Oceanic anticipates repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated.

(6) INCOME TAXES

     In evaluating the realizability of the net deferred tax assets, the Company takes into account a number of factors, primarily relating to the ability to generate taxable income. Where it is determined that it is likely that the Company is unable to realize deferred tax assets, a valuation allowance is established against the portion of the deferred tax asset.

     On April 2, 2003, Cordillera sold 546,089 shares of Oceanic stock to NWO. This sale of stock increased NWO’s ownership to 25,472,489 shares of Oceanic stock, resulting in 82.39% of total ownership in Oceanic. Because NWO owns more than 80% of Oceanic stock, Oceanic became includable in NWO’s consolidated tax return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return.

     Oceanic and NWO executed that same tax-sharing agreement. Oceanic’s tax provision will be calculated using then-current statutory rates, on a stand-alone basis, and specifically estimating the book-tax differences, including the share of any difference applied ratably to all subsidiaries. It will include a tax benefit from losses to the extent of the previous profits, but only to the extent such profits were included in the NWO consolidated return. To the extent a tax benefit for a loss has not been previously allowed, and Oceanic has profits in a future year which falls within the period to which, on a stand-alone basis, the prior tax loss could be carried forward under United States tax rules, the benefit of the loss will be included in the provision to the extent the loss would provide a tax benefit on a stand-alone basis.

     The foreign tax credit carryforwards of Oceanic from taxable periods prior to April 2, 2003 can only be used to reduce the taxes on the Company’s foreign source income. Because it cannot be accurately determined when Oceanic will have foreign source taxable income, a valuation allowance was provided against the entire deferred income tax asset attributable to the foreign tax credit carryforward from years prior to April 2, 2003.

     Because it cannot be accurately determined when the Company will become profitable, a valuation allowance was provided against the entire deferred income tax asset attributable to the net operating loss incurred during the three months ended March 31, 2004 and 2003.

(7) DISCONTINUED OPERATIONS - SALE OF ALLIANCE EMPLOYMENT SERVICES DIVISION

     On June 30, 2003, Oceanic sold the assets comprising its Alliance Staffing Division, dba Alliance Employment Solutions (“Alliance”) to Cordillera Corporation (“Cordillera”).

     Cordillera is a related company having some common elements of control with Oceanic. Mr. James N. Blue is chairman of the Board of Directors and President of NWO. Mr. Blue is also Chairman of the Board of Directors, President and indirect beneficial owner of a majority of the common stock of Cordillera Corporation, the major stockholder of NWO. In addition, Mr. Blue serves as Chairman of the Board of Directors of Oceanic and was an “interested director” with respect to the sale of assets from Oceanic to Cordillera. Other Oceanic board members who may be deemed to be “interested directors” due to their relations with Mr. Blue and Mr. Blue’s affiliates are Mr. Charles N. Haas and Dr. John L. Redmond.

     Oceanic has accounted for the sale of the employment operations as discontinued operations under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The loss on the sale included closing costs from the transaction. The consolidated financial statements at December 31, 2003 and March 31, 2003 have been restated to reflect the Alliance employment operations as a discontinued operation. There are no operations for Alliance to report in the first quarter ending March 31, 2004. Operating results of discontinued operations were as follows:

Alliance Employment Solutions
Statement of Operations
(Unaudited)

Three months ended
March 31, 2003
Staffing Revenue	$439,801
Cost of Labor Sold	(384,451)

Gross Profit	55,350
Costs and Expenses
General and administrative	(198,104)
Amortization and depreciation	(20,596)
Other income/expense	262

(218,438)
Net Loss	$(163,088)

(8) INFORMATION CONCERNING BUSINESS SEGMENTS

     As a result of the disposition of the employment operations, the Company’s continuing operations consist of one operating segment. Accordingly, no segment information has been presented for the three months ended March 31, 2004 and 2003.

(9) NEW ACCOUNTING PRONOUNCEMENTS

     In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires guarantors to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee for those guarantees initiated or modified after December 31, 2002. However, certain guarantees, including product warranties and guarantees between parties under common control (i.e., parent and subsidiary), are not required to be recognized at fair value at inception. FIN No. 45 also requires additional disclosures of guarantees, including product warranties and guarantees between parties under common control, beginning with interim or annual periods ending after December 15, 2002. Guarantees initiated prior to December 31, 2002 are not recognized as a liability measured at fair value per this Interpretation, but are subject to the disclosure requirements. The Company has no guarantees requiring disclosures in these financial statements. The adoption of the fair value provisions of this Interpretation did not have a material impact on the Company’s financial position or results of operations for the three months ended March 31, 2004.

     On April 30, 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies accounting for derivatives and hedging based on decisions made regarding various implementation issues associated with SFAS No. 133. This Statement is effective for contracts entered into or modified after April 30, 2003 and should be applied prospectively, with the exception of certain transactions. The adoption of this statement did not materially impact the Company’s financial position or results of operations.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
Oceanic Exploration Company

We have audited the accompanying consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oceanic Exploration Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Cleveland, Ohio
March 9, 2004

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents, unrestricted (note 2)	$1,364,240	$2,662,279
Due from affiliates	63,265	9,295
Accounts receivable – miscellaneous	—	181,765
Prepaid expenses and other	32,983	21,574

Total current assets	1,460,488	2,874,913

Oil and gas property interests, full-cost method of accounting (note 8)	39,000,000	39,000,000
Less accumulated amortization, depreciation, and impairment allowance	(39,000,000)	(39,000,000)

	—	—

Furniture, fixtures, and equipment	79,728	79,728
Less accumulated depreciation	(54,520)	(42,447)

	25,208	37,281
Restricted cash (note 11)	—	186,629
Other noncurrent assets
Assets of discontinued division held for sale (note 3)	—	893,098

Total assets	$1,485,696	$3,991,921

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$66,265	$107,273
United Kingdom taxes payable, including accrued interest (note 11)	650,946	568,394
Accrued expenses	434,190	123,613

Total current liabilities	1,151,401	799,280
Other non-current liabilities	11,252	14,148
Liabilities of discontinued division held for sale (note 3)	—	140,483

Total liabilities	1,162,653	953,911

Stockholders’ equity:
Preferred stock, $10 par value. Authorized 600,000 shares; no shares issued	—	—
Common stock, $.0625 par value. Authorized 50,000,000 shares issued and outstanding 30,916,154 shares	1,932,259	1,932,259
Capital in excess of par value	1,847,241	1,847,241
Retained deficit	(3,456,457)	(741,490)

Total stockholders’ equity	323,043	3,038,010

Commitments and contingencies (notes 5 and 11)
Total liabilities and stockholders’ equity	$1,485,696	$3,991,921

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2003 and 2002

	2003	2002
Revenue:
Management revenue - related parties (note 7)	$561,529	$675,912

	561,529	675,912

Costs and expenses:
Exploration expenses (note 5)	1,763,711	1,427,681
Amortization and depreciation	12,072	12,103
General and administrative	1,219,738	1,253,662

	2,995,521	2,693,446

Operating loss	(2,433,992)	(2,017,534)
Other income (expense):
Interest income	25,421	20,200
Interest and financing costs	(25,010)	(25,807)
Other	21,434	(28,658)

	21,845	(34,265)

Loss before income taxes	(2,412,147)	(2,051,799)
Income tax expense (note 6)	—	—

Net loss from continuing operations	$(2,412,147)	$(2,051,799)
Discontinued operations (note 3)
Loss from operations of discontinued temporary employment services division	(293,820)	(569,643)
Loss on disposal of discontinued temporary employment services division	(9,000)	—

Loss from discontinued operations	(302,820)	(569,643)

Net Loss	$(2,714,967)	$(2,621,442)

Basic and diluted loss per common share from continuing operations	$(0.078)	$(0.066)
Basic and diluted loss per common share from discontinued operations	$(0.010)	$(0.018)
Basic and diluted loss per common share	$(0.088)	$(0.085)
Weighted average number of common shares outstanding	30,916,154	30,916,154

See accompanying notes to the consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2003 and 2002

	2003	2002
Common stock and capital in excess of par value:
Balance, beginning of year	$3,779,500	$775,455
Common stock issued	—	3,004,045

Balance, end of year	$3,779,500	$3,779,500

Retained earnings:
Balance, beginning of year	$(741,490)	$1,879,952
Net loss	(2,714,967)	(2,621,442)

Balance, end of year	$(3,456,457)	$(741,490)

Total stockholders’ equity	$323,043	$3,038,010

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net loss from continuing operations	$(2,412,147)	$(2,051,799)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	12,072	12,103
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	127,795	18,180
Prepaid expenses and other assets	(11,409)	19,090
Other noncurrent assets, restricted cash	186,629	(1,122)
Increase (decrease) in accounts payable and due to affiliates	(41,008)	(261,907)
Increase in United Kingdom taxes payable, including accrued interest payable; and accrued expenses	393,128	101,822
Other noncurrent liabilities	(2,896)	(12,588)

Net decrease in cash from continuing operations	(1,747,836)	(2,176,221)

Cash flows from financing activities
Advances from Shareholder	—	400,000
Repayments to Shareholder	—	(400,000)
Proceeds from Rights Offering, net	—	3,004,045

Cash provided by financing activities	—	3,004,045
Proceeds from sale of temporary employment division, net	504,722	—
Net cash used for operations of temporary employment division	(54,925)	(628,237)

Net cash provided (used) from discontinued operations	449,797	(628,237)

Net increase (decrease) in cash	(1,298,039)	199,587
Cash at beginning of year	2,662,279	2,462,692

Cash at end of year	$1,364,240	$2,662,279

See accompanying notes to the financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIATIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002

(1) Accounting Policies

(a)	General

Oceanic Exploration Company (Oceanic Exploration) was incorporated as a Delaware corporation in December 1968. With our subsidiaries, Oceanic Exploration International Properties Company (OIPC) and Petro Timor Companhia de Petroleos, SA (Petrotimor) collectively “the Company,” the Company historically has been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected locations around the world. The term “concession” means exploration, development and production rights with respect to a specific area. Rights may be created by agreement with a government, governmental agency or corporation. After the Company buys those rights, the Company conducts exploration activities on that property, including seismic and other geophysical evaluation and exploratory drilling where appropriate. The Company did not conduct any exploration activities and it did not receive any material revenue from oil and gas properties in 2003 or 2002. Oceanic Exploration is actively pursuing legal claims arising from the disputed oil and gas concession the Company has to acreage in the Timor Gap between East Timor and Australia.

Oceanic Exploration also provides management services to various entities with which the Company’s Chairman of the Board of Directors and Chief Executive Officer is affiliated. The Company provides:

•	Management, administrative and bookkeeping services to San Miguel Valley Corporation (San Miguel),

•	Management, administrative and professional services to Cordillera Corporation (Cordillera), and

•	Consulting services, including monitoring exploration and production activities on a worldwide basis to identify potential investment opportunities for Harvard International Resources Ltd. (HIRL).

Together, these management services provided substantially all of the Company’s total revenue in 2003 and 2002.

(b)	Consolidation Rules

The consolidated financial statements include the accounts of Oceanic Exploration, the wholly owned domestic subsidiary Oceanic Exploration International Properties Company, and the 99% owned foreign subsidiary Petro Timor Companhia de Petroleos, SA. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Oil and Gas Properties

Oil and gas properties are accounted for using the full-cost method of accounting in accordance with the rules prescribed by the Securities and Exchange Commission (SEC). Under this method, all acquisition, exploration and development costs are capitalized on a country-by-country basis as incurred. Gains or losses on disposition of oil and gas properties are recognized only when such dispositions involve significant reserves within the individual country cost pools.

Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production, computed using current prices, and costs and a discount rate of 10%; plus (2) the cost of producing properties not being amortized, if any; plus (3) the lower of cost or fair value of unproved properties included in costs being amortized; less (4) income tax effect related to differences in the book and tax basis of oil and gas properties. Any excess costs are recorded as additional depletion expense.

The Company’s offshore Greece oil and gas property interests represent a 15% net profit interest in such properties. The property was fully depleted for book purposes as of March 31, 1999.

(d)	Income Taxes

In evaluating the realizability of the net deferred tax assets, the Company takes into account a number of factors, primarily relating to the Company’s ability to generate taxable income. Where it is determined that it is likely that the Company is unable to realize deferred tax assets, a valuation allowance is established against the portion of the deferred tax asset.

On April 2, 2003, Cordillera sold 546,089 shares of Oceanic Exploration stock to NWO Resources (NWO). This sale of stock increased NWO’s ownership to 25,472,489 shares of Oceanic Exploration stock, resulting in 82.39% of total ownership in Oceanic Exploration. Because NWO owns more than 80% of Oceanic Exploration stock, Oceanic Exploration became includable in NWO’s consolidated tax return. NWO maintains tax-sharing agreements with the same provisions applicable to all subsidiaries included in NWO’s consolidated return.

Oceanic Exploration and NWO have executed that same tax-sharing agreement. Oceanic Exploration’s tax provision will be calculated using then-current statutory rates, on a stand-alone basis, and specifically estimating Oceanic Exploration’s book-tax differences, including our share of any difference that apply ratably to all subsidiaries. The provision will include a tax benefit from losses to the extent of the previous profits, but only to the extent such profits were included in the NWO consolidated return. To the extent a tax benefit for a loss has not been previously allowed, and Oceanic Exploration has profits in a future year which falls within the period to which, on a stand-alone basis, the prior tax loss could be carried forward under United States tax rules, the benefit of the loss will be included in the provision to the extent the loss would provide a tax benefit on a stand-alone basis.

The foreign tax credit carryforwards of Oceanic Exploration from taxable periods prior to April 2, 2003 can only be used to reduce the taxes on Oceanic Exploration’s foreign source income. Because it cannot be accurately determined when Oceanic Exploration will have foreign source taxable income, a valuation allowance was provided against the entire deferred income tax asset attributable to the foreign tax credit carryforward from years prior to April 2, 2003.

Because it cannot be accurately determined when Oceanic Exploration will become profitable, a valuation allowance was provided against the entire deferred income tax asset attributable to the net operating loss incurred during the year ended December 31, 2003.

(e)	Earnings (Loss) Per Share

The earnings (loss) per share calculation is based on the weighted average number of common shares outstanding during the period.

(f)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company reviewed these estimates, including those related to the recoverability and useful lives of assets as well as liabilities for income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(g)	Revenue Recognition

The Company recognizes revenues from oil and gas interests as such revenues are earned, pursuant to contracts that provide for such interests. The Company recognizes management service revenues pursuant to contracts under which it provides management services to related parties. Management service revenues are recognized as such revenues are earned, in accordance with the related contracts. Such contracts generally provide for a monthly fee, which is charged for the work performed. The fee is calculated annually and readjusted at year-end.

(h)	Furniture, Fixtures, Equipment and Intangibles

Depreciation of furniture, fixtures and equipment is provided primarily using the straight-line method over the useful lives of the assets. Computers and computer equipment are depreciated over four years; office equipment is depreciated over seven years and office furniture over ten years.

The Company has adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In 2003, no events or circumstances occurred that resulted in an impairment charge or warranted a revision of the remaining useful lives of any of these assets.

(i)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity date of three months or less to be cash equivalents.

(j)	Reclassifications

Certain amounts recorded in prior periods have been reclassified to conform to current period presentation. This is especially relevant to financial data reported for the employment division. For this report, financial data for the sold division, Alliance Employment Services, is reported as discontinued operations according to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In years prior to the sale, financial data for Alliance Employment Services was included in operations and identified separately in the segmental reporting.

(2) Cash Requirements

The Company had a working capital of $309,087 including $1,364,240 in cash and cash equivalents at December 31, 2003. This compared with working capital of $2,075,663 including $2,662,281 in cash and cash equivalents. At the current level of cash expenditures, the Company will need new sources of additional funding by the end of the first half of 2004. In March 2004, Oceanic Exploration executed a revolving line of credit/promissory note with NWO in an amount not to exceed $2,000,000, at an interest rate of 2% over prime rate with payment in full to be received within one year of the original loan date. The Company believes that together with cash on hand at December 31, 2003 and operating cash generated in 2004, the proceeds from the line of credit will be sufficient to fund operations beyond December 31, 2004. The Company is also evaluating other potential financing sources for long-term capital.

(3) Discontinued Operations – Sale of Alliance Employment Services Division

On June 30, 2003, Oceanic Exploration sold the assets comprising the Alliance Staffing Division, dba Alliance Employment Solutions (Alliance) to Cordillera. The assets sold included all furniture and equipment used by Alliance as well as Alliance’s accounts receivable, customer contracts, trade name and other intangibles. Cordillera paid approximately $514,000 in cash for the purchase of Alliance, valued at the net book value of Alliance at the close of business on June 30, 2003, as adjusted. Cordillera is obligated to pay additional amounts to Oceanic Exploration calculated as 25% of Alliance’s cumulative after-tax earnings through the period ending June 30, 2005. A combined federal and state income tax rate of 40% is assumed for the after-tax calculation.

Cordillera is a related company having some common elements of control with Oceanic Exploration. James N. Blue is Chairman of the Board of Directors and President of NWO Resources, Inc. (NWO). Mr. Blue is also Chairman of the Board of Directors, President and indirect beneficial owner of a majority of the common stock of Cordillera, the major stockholder of NWO. In addition, Mr. Blue serves as Chairman of the Board of Directors of Oceanic Exploration and was an “interested director” with respect to the sale of assets from Oceanic Exploration to Cordillera. Other Oceanic Exploration board members who may be deemed to be “interested directors” due to their relations with Mr. Blue and Mr. Blue’s affiliates are Mr. Charles N. Haas and Dr. John L. Redmond.

The sale was approved at a special meeting of the Board of Directors of Oceanic Exploration on June 16, 2003. All of Oceanic Exploration’s directors who are not “interested directors” approved the sale after a review of the ongoing financial losses of Alliance and its negative impact on Oceanic Exploration’s cash flow.

Oceanic Exploration has accounted for the sale of the employment operations as discontinued operations under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The loss on the sale included closing costs from the transaction. The consolidated financial statements at December 31, 2002 have been restated to reflect the Alliance employment operations as a discontinued operation.

(4) Goodwill and Other Intangible Assets

All previously reported goodwill related to the purchase of Alliance was included in the assets of Alliance sold to Cordillera Corporation, a related company. The Company has no remaining goodwill or other intangibles subject to the provisions of SFAS No. 142 as of December 31, 2003 or 2002.

Oceanic Exploration also had recorded $150,000 related to non-compete agreements in connection with the acquisition of Alliance. These were being amortized on a straight-line basis over a period of 36 months, the term of the non-compete agreements. Amortization expense, which is included in the loss from operations of the discontinued employment services division, was $12,500 in 2003 and $50,000 in 2002. The agreements were fully amortized at March 31, 2003.

(5) Exploration Expenses

In 1974, Petrotimor, a 99% owned subsidiary, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million-acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal.

The treaty created a Joint Authority that purported to grant and enter into production sharing contracts with various companies who have subsequently carried out exploration activities in the joint zone of cooperation. According to the 2003 Annual Report of ConocoPhillips Petroleum Company, ConocoPhillips and other participants in the production sharing contracts discovered gas and gas condensate in the Timor Gap area that we claim. Their drilling in 1995 confirmed that the discovery extended across two production sharing contract areas designated as the Bayu-Undan field. ConocoPhillips and other participants are developing this field in two phases. As reported by ConocoPhillips in the December 31, 2003 Form 10-K, the first phase is a gas-recycle project, where condensate and natural gas liquids will be separated and removed and the dry gas re-injected into the reservoir. This phase began production in February 2004, and is expected to average a net rate of 23,000 barrels of liquids per day from proven reserves. The second phase would involve the production, export and sale of the natural gas from the field, which would be transported by pipeline to Australia for domestic markets or liquefied for shipment elsewhere. Based on an article in Platts Oilgram News dated February 17, 2004, the second phase of the project is scheduled to start production in 2006.

According to the 2000 Annual Report of Petroz N.L., which was acquired by ConocoPhillips in December 2000, there are proven reserves of 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible.

A portion of the area known as Greater Sunrise, which includes the Sunrise, Sunset and Troubadour areas, is also within the Timor Gap area claimed by Petrotimor and has substantial potential gas reserves. Woodside Energy Limited estimated reserves of 9.16 trillion cubic feet of gas in the Greater Sunrise Fields in November 2000. However, there can be no assurance that such amounts can be produced or recovered at an economical price. Oceanic Exploration estimates that approximately twenty percent (20%) of these reserves are located on our Timor Gap concession.

On March 6, 2003 the Australian Parliament ratified the Timor Sea Treaty governing oil and gas projects in the Joint Development Area between Australia and East Timor. In addition an Australian senior official and Timorese ministers in Dili initialed the Sunrise International Unitization Agreement (“IUA”) and a related memorandum of understanding on fiscal issues. Published reports indicate that the IUA states that Australia and East Timor have overlapping maritime claims in the Timor Sea, and that the current boundaries are not permanent. It is uncertain when, if ever, these overlapping maritime claims will be resolved.

Commercial Opportunity in East Timor. The Company submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession area be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. The Company believes that East Timor is entitled, under international law, to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations Convention on the Law of the Sea. Oceanic Exploration believes that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate based upon the Petroz N. L. and Woodside information discussed above.

Neither the transitional government, nor the new East Timor government that took effect on May 20, 2002 has recognized the Company’s concession in East Timor. The Company submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor and received no formal response acknowledging the application. An article carried on the Dow Jones Newswires on September 26, 2002 quotes a “senior East Timor government official” stating that the government does not recognize this concession. Oceanic Exploration has not been officially advised of the status of the application or if the new East Timor government is even considering it. A formal response may never be issued, or the Company could receive an unfavorable response. Unless there is a change in the current government in East Timor, it is unlikely that the Company will pursue the application further.

If the government were to recognize the concession and grant the application, it would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. The Company sponsored a seminar in East Timor in 2001 for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced.

On February 3, 2003, the Federal Court of Australia issued an adverse decision in Petrotimor v. Commonwealth of Australia. The Federal Court ruled that it lacked the jurisdiction to hear the claims made by Oceanic Exploration and Petrotimor, other than those relating to misuse of confidential information. The joint decision determined that, although the claims appeared arguable, the 1906 decision of the High Court in Potter v The Broken Hill Proprietary Company Pty Ltd (1906) 3 CLR 479 bound the Federal Court to uphold the principal that an Australian Court could not determine litigation where a relevant issue was the validity of an act of a foreign sovereign government, in this case said to be the grant by Portugal of the concession to Petrotimor. On May 6, 2003, the Federal Court also ruled that it lacked jurisdiction relating to claims of misuse of confidential information.

The High Court of Australia previously suggested (as late as March 2002) that the Court, in an appropriate case, could reconsider the decision in Potter. Accordingly, the Company sought special leave in 2003 to appeal to the High Court. These appeals were discontinued on February 6, 2004 when the Company determined that the most appropriate venue, under the circumstances, would be in the United States. The Federal Court’s decisions to dismiss the underlying actions without prejudice were therefore allowed to stand.

During the years ended December 31, 2003 and 2002 respectively, the Company incurred expenses of $1,640,606 and $1,412,994 related to legal, consulting and commercial activities in Australia and the Timor Gap area. These expenses have been recorded as exploration expenses in the accompanying statements, and will continue to be recorded in the same manner in 2004.

Pending Litigation. On March 1, 2004, Oceanic Exploration and Petrotimor filed a Complaint in the United States District Court for the District of Columbia. Oceanic Exploration and Petrotimor, as plaintiffs, brought this action to redress the harm caused by the defendants’ (collectively including ConocoPhillips, Inc. and designated subsidiaries, the Timor Sea Designated Authority for the Joint Petroleum Development Area, the Timor Gap Joint Authority for the Zone of Cooperation, PT Pertamina and BP Migas) theft and conversion of oil and gas resources within the Company’s 14.8 million-acre Timor Gap concession.

The Complaint describes violations of the following United States statutes: Racketeer Influenced Corrupt Organizations Act (RICO), the Lanham Act and the Robinson-Patman Act. The Complaint seeks damages of at least $10.5 billon from the defendant, also citing unjust enrichment, unfair competition, and intentional interference with the contract and with prospective economic advantage. Based upon the RICO and anti-trust claims, Oceanic Exploration and Petrotimor seek to recover treble damages, reasonable attorneys’ fees and punitive damages.

The Company understands that pursuing this lawsuit to its fullest extent in 2004 could take substantial time of company personnel and substantial expense of company resources.

(6) Income Taxes

Income tax benefit (expense) consists of the following:

	2003	2002
Current:
U.S. federal	$—	$—
U.S. state	—	—

Total current income tax expense	—	—
Deferred:
U.S. federal	889,455	297,707
Increase in valuation allowance	(889,455)	(297,707)

Total deferred income tax expense	—	—
Total income tax expense	$—	$—

The reconciliation between tax expense computed by multiplying pretax income by the U.S. federal statutory rate of 34% and the reported amount of income tax benefit (expense) is as follows:

	2003	2002
Computed at the U.S. statutory rate	$923,089	$891,290
Increase in the valuation allowance	(889,455)	(297,707)
Foreign exploration expenses not deducted for tax purposes	(31,934)	(565,025)
Adjustment of taxes provided in prior years and other, net	(1,700)	(28,558)

Income tax benefit (expense)	$—	$—

The Company carried back the loss generated in fiscal 2001 for a refund of taxes paid for fiscal year 2000 and accordingly had recorded $177,193 as a receivable that was included in miscellaneous accounts receiveable at December 31, 2002.

At December 31, 2003 and 2002, significant components of deferred tax assets and liabilities (excluding foreign tax credits) are as follows:

	2003	2002
Deferred tax assets (liabilities), net:
Net operating loss carryforward	$1,094,793	$296,101
Oil and gas properties, principally due to differences in depreciation and depletion and impairment	152,511	152,511
Goodwill amortization	—	(1,191)
Intangible assets amortization	—	37,400
Reserve for Australian litigation expenses	127,500	—
Other	20,311	20,839

	1,395,115	505,660
Valuation allowance	$(1,395,115)	$(505,660)

The deferred tax assets at December 31, 2003, for which a valuation allowance has been recorded, will be recognized when their realization is more likely than not. The Company generated a net operating loss benefit of $798,692 for the year ended December 31, 2003 for which it has recorded a valuation allowance due to the uncertainty as to when such a loss could be utilized.

(7) Related Party Transactions

Oceanic Exploration provides bookkeeping, administrative and day-to-day management services to San Miguel, a real estate company. Oceanic Exploration also provides management, professional and administrative services to Cordillera, a holding company. Oceanic Exploration’s management is responsible for the day-to-day management of subsidiaries of Cordillera. Starting in the third quarter of 2003, the subsidiary, Petrotimor, began providing exploration and consulting services to HIRL, a related company. This contract differs from the management contracts with the other related companies, as it is a flat charge of $2,500 per month. These contracts for management services have no contractual end date, but management cannot be certain that some or all of these contracts will continue in the future. Most of the management contracts contain clauses requiring sixty days termination notice. James N. Blue, the Chairman of the Board of Directors and Chief Executive Officer is affiliated with each of these corporations and all these companies are related parties.

Oceanic Exploration also provided bookkeeping and tax return services to Points Four World Travel, Inc., a holding company, until those services were terminated at March 31, 2003.

Management Fee Revenue

	2003		2002
San Miguel Valley Corporation	$276,645	49%	$180,000	27%
Cordillera Corporation	276,645	49%	360,000	53%
Points Four World Travel, Inc.	739	0%	1,782	0%
Global Access Telecommunications, Inc.	0	0%	134,130	20%
Harvard International Resources, Ltd.	7,500	2%	0	0%

Total Management Fee Revenue	$561,529		$675,912

Except for the contract with HIRL, all labor services are provided at payroll cost plus benefits and include a 5% mark up on that total to cover the administrative expense. This charge is calculated annually and readjusted at year-end. All expenses are billed at cost. The purpose for the management agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved.

Through August 31, 2002, Karsten Blue, son of Oceanic Exploration’s Chairman of the Board of Directors and Chief Executive Officer, performed management services for Global Access Telecommunications, an Internet access service provider, which accounted for approximately 20% of total revenue for 2002. Those relationships were terminated by mutual agreement on September 1, 2002 when Oceanic Exploration no longer performed management services for Global Access, nor employed Karsten Blue.

Currently, Karsten Blue, an employee of Cordillera, coordinates various activities relating to the East Timor situation. On September 1, 2002, the Company entered into a Service Agreement with Cordillera. This contract, as amended, states that Oceanic Exploration compensates and reimburses Cordillera for Karsten Blue’s services at the rate of $1,298 per week, not to exceed $67,470 per year, and for any out-of-pocket business expenses incurred in connection with these activities. These business expenses were immaterial in 2003 and 2002.

Oceanic Exploration contributes amounts to a defined contribution pension plan and a 401(k) plan administered by Cordillera. The Company makes contributions to these plans in accordance with the respective plan documents. During the years ended December 31, 2003 and 2002, the Company recorded expense of $83,567 and $92,775, respectively under these plans.

Oceanic Exploration currently leases office space at 7800 East Dorado Place, Suite 250, Englewood, CO 80111 from Sorrento West Properties, Inc., a company indirectly owned and controlled by James N. Blue and his family. The Company believes that, with respect to the lease, it obtained terms no less favorable than those that could have been obtained from unrelated parties in arms-length transactions. The lease was entered into on September 1, 2000 and expires on August 31, 2005. Under the terms of the lease, Oceanic Exploration leases 4,990 square feet of space at an annual cost of $18.00 per square foot for the first three years of the lease and $18.50 per square foot for the final two years of the lease. The lease provides for additional rent to cover the tenant’s pro-rata share of insurance, taxes, common area maintenance and other charges. This maintenance charge is subject to change annually.

Rent expense for the years ended December 31, 2003 and 2002 was $90,652 and $89,820. The lease obligation for the Alliance employment division was sold with the operations on June 30, 2003. Future minimum lease payments under non- cancelable operating leases for office space are as follows:

Year ended December 31:
2004	$92,093
2005	92,315

$184,408

(8) Supplemental Financial Data – Oil and Gas Producing Activities

The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, Disclosure about Oil and Gas Producing Activities (SFAS No. 69).

a) Disclosures About Capitalized Costs and Costs Incurred

Oceanic Exploration is not currently conducting exploration activities other than litigation activities and the application to expand the East Timor concession. The Company is actively pursuing legal claims to protect the disputed oil and gas concession the Company has in the Timor Gap between East Timor and Australia. Except for the Greek properties included below, no currently held concessions have been developed into operational oil or gas fields. Capitalized costs related to oil and gas-producing activities are as follows:

	2003	2002
Proved properties (foreign)	$39,000,000	$39,000,000
Accumulated amortization, depletion and impairment allowance	(39,000,000)	(39,000,000)

	$—	$—

Costs recorded as exploration expense are primarily related to litigation activities and the application to expand the East Timor concession (see Note 5). For the years ended December 31, 2003 and 2002, Oceanic Exploration recorded exploration costs as follows:

	2003	2002
Exploration Expense (primarily legal and consulting fees)	$1,763,711	$1,427,681

(9) Information Concerning Business Segments

Oceanic Exploration previously operated in two business segments, oil and gas exploration and employment operations. The oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. For various reasons, Oceanic Exploration has not been able to participate in exploration and development of any of their concessions since 1994.

On June 30, 2003, Oceanic Exploration sold the employment operations which provided services consisting of executive search, professional and technical placement, human resources consulting, site management and contract staffing to companies primarily in the San Diego, California area. As a result of the disposition of the employment operations, the Company’s continuing operations consist of one operating segment. Accordingly, no segment information has been presented for the years ended December 31, 2003 and 2002.

(10) Significant Customers

As of December 31, 2003, Oceanic Exploration had accounts receivable only from related parties. Accordingly, there were no unrelated customers who were considered to be significant at that time.

(11) Commitments and Contingencies

Prior to 1985, Oceanic Exploration had subsidiaries operating in the United Kingdom. During 1985, the subsidiaries disposed of an interest in a license. Oceanic Exploration has been advised that there may be taxable capital gains resulting from the transaction. Review of UK tax law indicated that there does not appear to be a statute of limitations with respect to tax liability and collection of taxes. The Company has accrued the estimated capital gains tax liability and continues to accrue interest on that liability.

As part of the Australian litigation, Oceanic Exploration was required to provide Bank Guarantees as security for costs. The Australia and New Zealand Banking Group (ANZ Bank) in Sydney, Australia provided the necessary guarantees. As of December 31, 2003 the Company had $259,572 ($346,568 Australian dollars) on deposit with ANZ Bank as collateral for the Guarantees. These funds are designated as restricted cash. The Company believes that this deposit will be forfeited to pay for the defendants’ legal expenses. Accordingly, this balance has been fully reserved against those legal charges. At the present time, the Company is unable to quantify the total costs and expenses that may be assessed against it by the court. The Company estimated that the amount will be a minimum of $375,000 ($500,000 in Australian dollars). Accordingly, the Company has reserved an additional amount to cover the estimated full liability.

In addition, the Company may be involved from time to time in various claims and lawsuits incidental to its business. In the opinion of Oceanic Exploration’s management, no claims or lawsuits exist at December 31, 2003 that will result in a material adverse effect on the financial position or operating results of the Company.

APPENDIX I
FORM OF SUBSCRIPTION AGREEMENT

PLEASE CAREFULLY REVIEW THE INSTRUCTIONS

OCEANIC EXPLORATION COMPANY SUBSCRIPTION AGREEMENT

     This Subscription Agreement represents a subscription to acquire the number of shares of common stock of Oceanic Exploration Company set forth below at a subscription price of $.22 per share for the total subscription price set forth below. The registered owner named below is entitled to subscribe for full shares of common stock pursuant to subscription rights granted to stockholders upon the terms and conditions set forth in the related prospectus. For each share of common stock subscribed for, the subscription price of $.22 must be forwarded to Oceanic Exploration Company.

     THE SUBSCRIPTION RIGHTS EXPIRE AT 5:00 P.M. DENVER, COLORADO TIME ON JULY 1, 2004. NO SUBSCRIPTION AGREEMENTS WILL BE ACCEPTED THEREAFTER.

Stockholder Name:

Stockholder Address:

Number of Shares Owned By
Stockholder on May 28, 2004:

Number of Shares Subject To
Basic Subscription Rights:

Section 1 — SUBSCRIPTION AND SIGNATURE

     I hereby irrevocably subscribe for the number of shares of common stock as indicated below, on the terms specified in the related Prospectus.

a.	Subscription:		Shares
b.	Over-Subscription: (no more than 9,772,728 less the number subscribed for in (a))		Shares
c.	Total Subscription (a + b):		Shares
d.	Total Cost (c x $.22):	$

Signature of Stockholder:

Telephone Number: (   )

Section 2 — ADDRESS FOR DELIVERY OF STOCK CERTIFICATE IF DIFFERENT FROM ABOVE

_____________________________________
_____________________________________
_____________________________________

INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

     Each stockholder of Oceanic Exploration Company has the right to subscribe for 0.3161043 shares of common stock for each full share of common stock of Oceanic Exploration (the “Rights”) owned of record at the close of business on May 28, 2004 (the “Record Date”). The number of shares of common stock you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 0.3161043 and rounding up to the nearest whole number. The Subscription Price of $.22 is needed to subscribe for each share of common stock. You may also subscribe for common stock pursuant to an Over-Subscription Privilege. To exercise your Rights, you must complete the appropriate sections on the Subscription Agreement. See the prospectus for detailed information on these options. If you wish to exercise your Rights or the Over-Subscription Privilege, you must do so by no later than 5:00 p.m., Denver, Colorado time on July 1, 2004. Rights may be exercised only through Oceanic Exploration. As described below, Rights are not transferable.

TO EXERCISE YOUR RIGHTS-PLEASE COMPLETE AND RETURN
THE SUBSCRIPTION AGREEMENT

1. Complete “SECTION 1-SUBSCRIPTION AND SIGNATURE.”

     a. Basic Subscription Rights. Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase on Basic Subscription appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 0.3161043 and rounding up to the nearest whole number.

     b. Over-Subscription. Enter the number of shares you desire to purchase under your Over-Subscription Privilege. The Over-Subscription Privilege is available only if you exercised all of your Basic Subscription Rights. The maximum number of shares that you can purchase on Over-Subscription is 9,772,728 shares less the number of shares you purchased on Basic Subscription Rights. The number of shares that will actually be purchased by you will be subject to a pro rata allocation, based on the number of shares you purchased through the Basic Subscription Privilege in proportion to the total number of shares that you and other over-subscribing stockholder purchased through the Basic Subscription Privilege, if there are not enough shares remaining after the Basic Subscription Rights to completely fill all requests for purchases on Over-Subscription. However, if your pro rata allocation exceeds the number of shares you requested in the Over-Subscription, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their Over-Subscription Privileges.

     When you send in your Subscription Agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Privilege). Oceanic Exploration has the discretion to issue less than the total number of shares that may be available for Over-Subscription requests in order to comply with state securities laws.

     NWO Resources, Inc. (“NWO”), Oceanic Exploration’s principal stockholder, has stated its intention to fully exercise its basic subscription rights and, if the rights offering is under subscribed, it may purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. NWO has indicated that there is no minimum number of shares that other stockholders must subscribe for before it will consider purchasing the additional shares. NWO is not obligated to exercise their basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

     c. Total Subscription. Enter the total number of shares you want to purchase in the offer. This number is the sum of the number of shares you are purchasing on Basic Subscription Rights plus the number of shares you desire to purchase on Over-Subscription.

     d. Total Cost. Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under Total Subscription by $.22, the Subscription Price per share.

2. Sign the Subscription Agreement in the space provide at the bottom of Section 1. Include your daytime telephone number in the space provided.

3. Enclose the executed Subscription Agreement, together with a certified check, bank draft (cashier’s check) drawn on a U.S. bank, or money order made payable to “Oceanic Exploration Company” in the amount of the Total Cost (Item d. of

Section 1) in your own envelope, addressed to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. You may also personally deliver your Subscription Agreement and payment to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111.

4. Mail or deliver your executed Subscription Agreement and payment for the Total Cost on a timely basis so that it is received by Oceanic Exploration by no later than 5:00 p.m., Denver, Colorado time on July 1, 2004 (the “Expiration Date”). If Oceanic Exploration has not received your Subscription Agreement and payment for the Total Cost by 5:00 p.m., Mountain Daylight time on the Expiration Date, you will not be entitled to purchase shares pursuant to the Rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received by Oceanic Exploration prior to 5:00 p.m. on the Expiration Date.

No Minimum Any or All Offering

     The Rights Offering is being made on an “any” or “all” basis, which means that Oceanic Exploration may accept any subscription received even if all 9,772,728 shares of common stock offered are not subscribed for in the Rights Offering.

No Recommendation

     Oceanic Exploration is not making any recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment of your best interests.

Cancellation Right

     The Board of Directors of Oceanic Exploration may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If Oceanic Exploration cancels the Rights offering, any funds you paid will be refunded within 15 business days, without interest.

Non-transferability of Subscription Rights

     Except in the limited circumstance described below, only you may exercise the Basic Subscription Privilege and the Over-Subscription Privilege. You may not sell, give away or otherwise transfer the Basic Subscription Privilege or the Over-Subscription Privilege.

     Notwithstanding the foregoing, your Rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the Rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Shares Held for Others

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the Subscription Agreement and submit it to us with the proper payment.

     If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

     If you do not specify the number of shares of common stock being subscribed for in your Subscription Agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment received from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

     (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your Basic Subscription Privilege;

     (2) to subscribe for shares of common stock until your Basic Subscription Privilege has been fully exercised;

     (3) to subscribe for additional shares of common stock pursuant to the Over-Subscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

     Oceanic Exploration will not issue shares of common stock in the rights offering to California residents who do not meet the suitability requirements described in the Prospectus. State securities laws require an offering to be registered or exempt in each state where the offering is made. Oceanic Exploration believes it has complied with the registration or exemption requirements in all states where it knows stockholders reside. If you are resident in another jurisdiction, Oceanic Exploration will not be required to issue common stock to you pursuant to the rights offering if it is advised by counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

Oceanic Exploration’s Decision Binding

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by Oceanic Exploration, and its determinations will be final and binding. In its sole discretion, Oceanic Exploration may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Oceanic Exploration determines in its sole discretion. Oceanic Exploration will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

     Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.22 per share.

Shares of Common Stock Outstanding after the Rights Offering

     Assuming Oceanic Exploration issues all of the shares of common stock offered in the rights offering, approximately 40,688,882 shares of common stock will be issued and outstanding. This would represent an approximate 32% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

     You are responsible for paying commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic Exploration will not pay these expenses.

Rejection Right

     Oceanic Exploration reserves the right to reject any Subscription Agreement and payment not properly submitted. Oceanic Exploration has no duty to give notification of defects in any Subscription Agreement or payment and will have no liability for failure to give such notification. Oceanic Exploration will return any Subscription Agreement or payment not properly submitted.

     STOCKHOLDERS SHOULD CAREFULLY REVIEW THE RELATED PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE RIGHTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation’s request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Our Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware Law.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this rights offering are set forth below:

Expenses	Amount
Securities and Exchange Commission filing fee	$272
Blue Sky fees and expenses	$10,000
Accounting fees and expenses	$12,000
Legal fees and expenses	$90,000
Transfer agent and registrar fees and expenses	$12,000
Printing and electronic transmission expenses	$20,000
Postage	$4,000
Miscellaneous	$1,728

Total	$150,000

Item 26. Recent Sales of Unregistered Securities

     We have not sold any securities within the past three years without registration under the Securities Act.

Item 27. Exhibits

     (a) Exhibits filed herewith are listed below and if not located in another previously filed registration statement or report, are attached to this registration statement at the pages set out below. The “Exhibit Number” below refers to the Exhibit Table in Item 601 of Regulation S-B.

Exhibit Number	Name of Exhibit	Location
2.1	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company, Alliance Services Associates, Inc., Alliance Staffing Associates, Inc. and the parties executing the Agreement as shareholders of Alliance Staffing Associates, Inc. Pursuant to Item 601(b)(2) of Regulation S-X, the Exhibits referred to in the Agreement are omitted. We agree to furnish supplementally a copy of such Exhibit to the Commission upon request.	Exhibit 99.1 of Form 8-K dated March 31, 2000

3.1	Certificate of Incorporation (including all amendments)	Exhibit 3 of the Report on Form 10-K for the year ended September 30, 1980 (SEC File No. 000-06540)

3.2	Bylaws (including all amendments)	Exhibit 3.1 of Form 8 (Amendment No. 1 to 10-K Report) date June 1, 1982 (SEC File No. 000-06540)

3.3	Form of Amended and Restated Certificate of Incorporation	Exhibit 3.3 of Amendment No.
1 to Form SB-2 filed October 3, 2002

5.1	Opinion of Callister Nebeker & McCullough	Filed herewith

10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Exhibit 9.2 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Exhibit 9.3 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Exhibit 9.4 of the Report on Form 10-K for the year ended
September 30, 1976 (SEC File No. 000-06540)

10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Exhibit 10.2 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Exhibit 10.3 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.6	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Services Associates, Inc.	Exhibit 99.2 of the Report of Form 8-K dated March 31, 2000

10.7	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Staffing Associates, Inc.	Exhibit 99.3 of the Report of Form 8-K dated March 31, 2000

10.8	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Karsten N. Blue	Exhibit 99.4 of the Report of Form 8-K dated March 31, 2000

10.9	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Linden P. Blue	Exhibit 99.5 of the Report of Form 8-K dated March 31, 2000

10.10	Office Building lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 the Report on Form 10-QSB for the quarter ended September 30, 2000

10.12	Management Agreement with Points Four World Travel, Inc. dated April 1, 2001	Exhibit 10.1 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.13	Office Building Lease with Sorrento Square, LLC dated	Exhibit 10.2 of the Report on Form 10-QSB

Exhibit Number	Name of Exhibit	Location
	October 18, 2001	for the quarter ended June 30, 2002

10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrotimor Companhia de Petroléos, S.A.R.L. dated December 11, 1974	Exhibit 10.14 of Form SB-2 filed August 19, 2002

10.15	Demand Promissory Note (Line of Credit) dated August 15, 2002	Exhibit 10.15 of Form SB-2 filed August 19, 2002

10.16	Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.4 of the Report on Form 10-KSB for the year ended March 31, 1995

10.17	Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.5 of the Report on Form 10-KSB for the year ended March 31, 1995

10.18	Letter of Indemnification with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.6 of the Report on Form 10-KSB for the year ended March 31, 1995

10.19	Participation Agreement among Oceanic Exploration Company and Mariah Energy, L.L.C. and Daniel R. Sommer dated September 5, 2000	Exhibit 10.19 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.20	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan amended and restated as of January 1, 2001	Exhibit 10.20 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.21	Cordillera and Affiliated Companies Money Purchase Pension Plan amended and restated as of January 1, 2001	Exhibit 10.21 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.22	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic Exploration International Properties Corporation effective January 1, 2001	Exhibit 10.22 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.23	Cordillera and Affiliated Companies Money Purchase Pension Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic Exploration International Properties Corporation effective January 1, 2001	Exhibit 10.23 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.24	Service Agreement between Oceanic Exploration Company and Cordillera Corporation dated September 1, 2002	Exhibit 10.24 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.25	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company and Cordillera Corporation dated June 17th, 2003	Exhibit 1 of the Report for Form 8-K dated July 15, 2003

10.26	Consulting Agreement between Petro Timor Companhia de Petroleos, SA and Harvard International Resources, Ltd. dated October 1, 2003	Exhibit 10.26 of the Report on Form 10-KSB dated December 31, 2003

10.27	Business Consultant Agreement between Petro Timor Companhia de Petroleos, SA and Dr. John L. Redmond dated October 1, 2003	Exhibit 10.27 of the Report on Form 10-KSB dated December 31, 2003

10.28	Income Tax Accounting Agreement between NWO Resources and Oceanic Exploration Company dated October 1, 2003	Exhibit 10.28 of the Report on Form 10-KSB dated December 31, 2003

10.29	Promissory Note (Line of Credit) between NWO Resources and Oceanic Exploration Company dated March 9, 2004	Exhibit 10.29 of the Report on Form 10-KSB dated December 31, 2003

21.1	Subsidiaries of Oceanic Exploration Company	Exhibit 21.1 of the Form SB-2

23.1	Consent of Grant Thornton LLP	Exhibit 23.1 of the Form SB-2

23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)

Exhibit Number	Name of Exhibit	Location
23.3	Consent of Grant Thornton LLP	Filed herewith

24.1	Power of Attorney	See Signature Page

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer and the number of shares of common stock acquired by NWO Resources, Inc. if any. If NWO Resources, Inc. makes any subsequent public offering of the common stock registered under this registration statement, we will file a post-effective amendment to state the terms of such offering.

     The undersigned registrant hereby undertakes that it will (1) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective and (2) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on May 26, 2004.

OCEANIC EXPLORATION COMPANY
By:	/s/ Charles N. Haas
Charles N. Haas
President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles N. Haas and Courtney Cowgill and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

Signature	Title	Date
/s/ Charles N. Haas Charles N. Haas	President and Director (Principal Executive Officer)	May 26, 2004

/s/ Courtney Cowgill Courtney Cowgill	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 26, 2004

/s/ Charles N. Haas, Attorney in Fact James N. Blue	Chairman of the Board of Directors and Chief Executive Officer	May 26, 2004

/s/ /John L. Redmond John L. Redmond	Vice President — International Exploration and Director	May 26, 2004

Sidney H. Stires	Director

Gene E. Burke, M.D.	Director

Exhibit Index

Exhibit Number	Name of Exhibit	Location
2.1	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company, Alliance Services Associates, Inc., Alliance Staffing Associates, Inc. and the parties executing the Agreement as shareholders of Alliance Staffing Associates, Inc. Pursuant to Item 601(b)(2) of Regulation S-X, the Exhibits referred to in the Agreement are omitted. We agree to furnish supplementally a copy of such Exhibit to the Commission upon request.	Exhibit 99.1 of Form 8-K dated March 31, 2000

3.1	Certificate of Incorporation (including all amendments)	Exhibit 3 of the Report on Form 10-K for the year ended September 30, 1980 (SEC File No. 000-06540)

3.2	Bylaws (including all amendments)	Exhibit 3.1 of Form 8 (Amendment No. 1 to 10-K Report) date June 1, 1982 (SEC File No. 000-06540)

3.3	Form of Amended and Restated Certificate of Incorporation	Exhibit 3.3 of Amendment No.
1 to Form SB-2 filed October 3, 2002

5.1	Opinion of Callister Nebeker & McCullough	Filed herewith

10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Exhibit 9.2 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Exhibit 9.3 of the Report on Form 10-K for the year ended September 30, 1976 (SEC File No. 000-06540)

10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Exhibit 9.4 of the Report on Form 10-K for the year ended
September 30, 1976 (SEC File No. 000-06540)

10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Exhibit 10.2 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Exhibit 10.3 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.6	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Services Associates, Inc.	Exhibit 99.2 of the Report of Form 8-K dated March 31, 2000

10.7	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Staffing Associates, Inc.	Exhibit 99.3 of the Report of Form 8-K dated March 31, 2000

10.8	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Karsten N. Blue	Exhibit 99.4 of the Report of Form 8-K dated March 31, 2000

10.9	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Linden P. Blue	Exhibit 99.5 of the Report of Form 8-K dated March 31, 2000

10.10	Office Building lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 the Report on Form 10-QSB for the quarter ended September 30, 2000

10.12	Management Agreement with Points Four World Travel, Inc. dated April 1, 2001	Exhibit 10.1 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.13	Office Building Lease with Sorrento Square, LLC dated	Exhibit 10.2 of the Report on Form 10-QSB

Exhibit Number	Name of Exhibit	Location
	October 18, 2001	for the quarter ended June 30, 2002

10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrotimor Companhia de Petroléos, S.A.R.L. dated December 11, 1974	Exhibit 10.14 of Form SB-2 filed August 19, 2002

10.15	Demand Promissory Note (Line of Credit) dated August 15, 2002	Exhibit 10.15 of Form SB-2 filed August 19, 2002

10.16	Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.4 of the Report on Form 10-KSB for the year ended March 31, 1995

10.17	Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.5 of the Report on Form 10-KSB for the year ended March 31, 1995

10.18	Letter of Indemnification with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989	Exhibit 10.6 of the Report on Form 10-KSB for the year ended March 31, 1995

10.19	Participation Agreement among Oceanic Exploration Company and Mariah Energy, L.L.C. and Daniel R. Sommer dated September 5, 2000	Exhibit 10.19 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.20	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan amended and restated as of January 1, 2001	Exhibit 10.20 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.21	Cordillera and Affiliated Companies Money Purchase Pension Plan amended and restated as of January 1, 2001	Exhibit 10.21 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.22	Cordillera and Affiliated Companies 401(k) Deferred Compensation Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic Exploration International Properties Corporation effective January 1, 2001	Exhibit 10.22 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.23	Cordillera and Affiliated Companies Money Purchase Pension Plan Restated Adoption Agreement for Oceanic Exploration Company and Oceanic Exploration International Properties Corporation effective January 1, 2001	Exhibit 10.23 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.24	Service Agreement between Oceanic Exploration Company and Cordillera Corporation dated September 1, 2002	Exhibit 10.24 of Amendment No. 1 to Form SB-2 filed October 3, 2002

10.25	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company and Cordillera Corporation dated June 17th, 2003	Exhibit 1 of the Report for Form 8-K dated July 15, 2003

10.26	Consulting Agreement between Petro Timor Companhia de Petroleos, SA and Harvard International Resources, Ltd. dated October 1, 2003	Exhibit 10.26 of the Report on Form 10-KSB dated December 31, 2003

10.27	Business Consultant Agreement between Petro Timor Companhia de Petroleos, SA and Dr. John L. Redmond dated October 1, 2003	Exhibit 10.27 of the Report on Form 10-KSB dated December 31, 2003

10.28	Income Tax Accounting Agreement between NWO Resources and Oceanic Exploration Company dated October 1, 2003	Exhibit 10.28 of the Report on Form 10-KSB dated December 31, 2003

10.29	Promissory Note (Line of Credit) between NWO Resources and Oceanic Exploration Company dated March 9, 2004	Exhibit 10.29 of the Report on Form 10-KSB dated December 31, 2003

21.1	Subsidiaries of Oceanic Exploration Company	Exhibit 21.1 of the Form SB-2

23.1	Consent of Grant Thornton LLP	Exhibit 23.1 of the Form SB-2

23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)

Exhibit Number	Name of Exhibit	Location
23.3	Consent of Grant Thornton LLP	Filed herewith

24.1	Power of Attorney	See Signature Page